UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 31, 2006

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51477	20-2903562
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 2, Jing You Road Kunming National Economy & Technology Developing District Peoples Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	0086-871-7282628

SRKP 8, INC. 1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Subscription Agreement relating to China Shenghuo Pharmaceutical Holdings, Inc.’s $1,800,000 private placement of its common stock. The Subscription Agreement is attached hereto as Exhibit 10.1. See Item 2.01, below, regarding the discussion of Amendment No. 2 to the Share Exchange Agreement dated August 28, 2006, which is attached hereto as Exhibit 2.1(b).

Item 2.01 Completion of Acquisition or Disposition of Assets.

OVERVIEW

China Shenghuo Pharmaceutical Holdings, Inc. (formerly SRKP 8, Inc. and referred to herein as the “Company” or “Shenghuo”) operates through its 93.75%-owned subsidiary Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., a company formed under the laws of the People’s Republic of China (“Shenghuo China”), and the three foreign owned subsidiaries of Shenghuo China that are organized under the laws of the People’s Republic of China (“PRC” or “China”). Shenghuo is primarily engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products. Most of Shenghuo’s products are derived in some way from the medicinal herb Panax notoginseng, also known as Sanqi, Sanchi or Tienchi.

On June 30, 2006, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Shenghuo China and Lan’s Int’l Medicine Investment Co., Limited, a Hong Kong corporation and shareholder holding 93.75% of the equity interest of Shenghuo China (“LIMI”). On August 11 and 28, 2006, the parties entered into Amendment No. 1 and 2 to the Exchange Agreement, respectively. Pursuant to the Exchange Agreement, as amended, Shenghuo would issue an aggregate of 16,255,400 shares of its common stock to LIMI and its designees in exchange for 93.75% of the equity interest of Shenghuo China (the “Share Exchange”).

The Share Exchange closed on August 31, 2006. Upon the closing of the Share Exchange, the Company (i) became the 93.75% parent of Shenghuo China, (ii) assumed the operations of Shenghuo China and its subsidiaries and (iii) changed its name from SRKP 8, Inc. to China Shenghuo Pharmaceutical Holdings, Inc.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

Upon the closing of the Share Exchange, the Company issued an aggregate of 16,255,400 shares of its common stock to LIMI and its designees in exchange for 93.75% of the equity interest of Shenghuo China. Pursuant to the Exchange Agreement, as amended, the Company issued 15,213,000 shares of common stock to LIMI and 567,600 and 474,800 shares of common stock to Marvel International Limited and FirstAlliance Financial Group, Inc., respectively, as designees of LIMI. In addition, at the closing of the Share Exchange, the Company issued 200,000 shares of its common stock and five year warrants to purchase 100,000 shares of its common stock at a per share exercise price of $2.50 for investor relations services (the “IR Securities”). Immediately following the closing of the Share Exchange and after giving effect to the issuance of the IR Securities, LIMI and its designees beneficially owned approximately 85.0% of the issued and outstanding common stock of the Company, the pre-existing shareholders of the Company owned 3.5% and investors in the Private Placement (described below) conducted by the Company that closed concurrently with the Share Exchange owned 10.5% of the outstanding common stock. The Company issued no fractional shares in connection with the Share Exchange. Immediately after the closing of the Share Exchange, the Company changed its corporate name from SRKP 8, Inc. to China Shenghuo Pharmaceutical Holdings, Inc.

Immediately prior to the Share Exchange and Private Placement, the Company and certain of its shareholders agreed to cancel an aggregate of 2,036,000 shares of common stock such that there were 664,000 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. Immediately after the closing of the Share Exchange, Private Placement and after giving effect to the issuance of the IR Securities, the Company had 19,119,400 outstanding shares of common stock and warrants to purchase 100,000 shares of its common stock.

Pursuant to the terms of the Share Exchange, the Company agreed to register a total of 664,000 shares of common stock held by its shareholders immediately prior to the Share Exchange. Of these 664,000 shares held by the Company shareholders, 348,600 shares would be covered by the registration statement filed in connection with the Private Placement (described below) and 315,400 shares, which are held by affiliates of Westpark are to be included in a subsequent registration statement filed by the Company within ten days after the end of the six month period that immediately follows the date on which the Company files the registration statement to register the shares issued in the Private Placement. The Company also agreed to register the IR Securities in the registration statement filed in connection with the Private Placement and to include 1,042,400 shares of common stock that were issued to FirstAlliance Financial Group, Inc. and Marvel International Limited as designees of LIMI (the former majority shareholder of Shenghuo China) upon the closing of the Share Exchange in the subsequent registration statement that it agreed to file to register the shares held by the affiliates of Westpark.

The shares of common stock of the Company are not currently listed or quoted for trading on any national securities exchange or national quotation system. The Company intends to apply for the listing of its common stock on the American Stock Exchange.

The execution of the Exchange Agreement was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2006 and a copy of the Exchange Agreement was filed as Exhibit 2.1 to the Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 28, 2006. The execution of Amendment No. 1 to the Exchange Agreement was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2006 and is filed as Exhibit 2.1(a) to this Form 8-K. Amendment No. 2 to the Exchange Agreement, which is attached hereto as Exhibit 2.1(b), was entered into on August 28, 2006 and extended the closing date and addressed payment of liabilities of SRKP 8 at the closing. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

THE PRIVATE PLACEMENT

On August 31, 2006, concurrently with the close of the Share Exchange, the Company received gross proceeds of $1,800,000 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 2,000,000 shares of common stock at $0.90 per share. The Company agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor, a form of which is attached hereto as Exhibit 10.1. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until the Company’s common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period. After commissions and expenses, the Company received net proceeds of approximately $1.5 million in the Private Placement. WestPark Capital, Inc. (“WestPark”) acted as placement agent in connection with the Private Placement. For its services as placement agent, WestPark was paid a commission equal to 9.0% of the gross proceeds from the financing, in addition to a 2% non-accountable expense fee, for an aggregate amount fee of $198,000. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of Westpark and was one of Shenghuo’s controlling stockholders and an officer and director prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

SHENGHUO’S BUSINESS

Overview

With respect to this discussion, the terms “Shenghuo” and the “Company” refer to China Shenghuo Pharmaceutical Holdings, Inc., its 93.75%-owned subsidiary Kunming Shenghuo Pharmaceutical (Group) Co., Ltd. (“Shenghuo China”) and the three foreign owned subsidiaries of Shenghuo China that are organized under the laws of the People’s Republic of China (“PRC” or “China”). Shenghuo China was founded in 1996 and is based in Kunming, China.

Market Focus

Since its establishment, Shenghuo has focused primarily on the development of products to serve three major markets—cardiovascular and cerebrovascular disease, peptic ulcer disease and health products. Shenghuo’s goal has been to focus on the development of pharmaceutical products and over the counters products based on traditional Chinese medicines designed to address these areas.

•
Cardiovascular and Cerebrovascular Disease. Hyperlipemia, which is high circulating blood levels of fats such as cholesterol and triglycerides, has ranked high on the list of modern health diseases. The primary effect of hyperlipemia is the development of cardiovascular and cerebrovascular diseases, including heart attacks and strokes.

•
Peptic Ulcer Disease. A peptic ulcer is an erosion of the lining of the stomach or the upper part of the small intestine. The causative factors may include excess stomach acid, excess pepsin, Helicobacter Pylori infection, poor health and eating habits, and psychological stress. There is no radical cure for peptic ulcers, which may eventually lead to gastric hemorrhage, gastric perforation and even cancer. People of all ages can be affected by peptic ulcers, but they are most prevalent in persons between the ages of 45 and 55, with incidences in men being slightly higher than in women.

•
Health Products. The health products industry, which consists of non-prescription traditional Chinese medicines and supplements, has grown as a result of quality improvements in products and the introduction of new products to the market in China. Over the past two decades, there has been a growth of health product sales in Chinese urban areas. The Chinese Ministry of Health has approved several uses for health products and a substantial number of the products on the market are designed to aid in immunoregulation, blood fat regulation and fatigue resistance.

Products

Shenghuo is primarily engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products. Almost all of Shenghuo’s products are derived from the medicinal herb Panax notoginseng, also known as Sanqi, Sanchi or Tienchi. Panax notoginseng is a greyish-brown or greyish-yellow plant that only grows in a few geographic locations on Earth, one of which is Yunnan Province in southwest China, where Shenghuo is located. The main root of Panax notoginseng are cylindrical shaped and are most commonly one to six centimeters long and one to four centimeters in diameter. Panax notoginseng saponins (PNS), the active ingredients in Panax notoginseng, are extracted from the plant using high-tech equipment and in accord with Good Manufacturing Practice (GMP) standards.

Pharmaceutical Products

Shenghuo’s pharmaceutical products are marketed under the Lixuwang brand name. The following is a list of Shenghuo’s approved pharmaceutical products and their intended uses.

Product Name	Intended Use

Xuesaitong Soft Capsules
Designed to invigorate the circulation of blood and improve microcirculation. Used for the treatment of symptoms of cardiovascular and cerebrovascular disease, such as angina pectoris, strangulation, squeezing and crushing of chest, acute and chronic peripheral vascular-metabolic disorders, brain occlusion, occlusion of retina central vein, acute and chronic cerebral vascular-metabolic disorders caused by arteriosclerosis. This product accounted for more than 90% of Shenghuo’s sales for each of the year ended December 31, 2005 and the six months ended June 30, 2006.

Qiye Shen’an Tablets	Designed to help relieve headache, insomnia, and palpitation. Designed to invigorate the circulation of blood, improve microcirculation and improve liver functionality.

Banlangen Tablets	Designed for the treatment of parotitis, pharyngitis, mastitis, swollen and sore throat due to cold and influenza.

Bergenini Tablets	Designed to help relieve cough and phlegm due to bronchial ailments.

Huangtengsu Tablets (film tablets)	Designed to treat the symptoms of dysentery, enteritis, respiratory tract infections, uncomplicated urethral, surgery infections and conjunctivitis.

Danshen Tablets	Designed to regulate blood circulation and treat the symptoms of blood stasis. Designed to treat the symptoms of coronary arteriosclerosis, angina pectoris and hyperlipemia.

Triperygium hypoglaucum Hutch Tablet	An immunosuppressant. Designed to treat the symptoms of rheumatoid arthritis.

Shenghuo has the following additional drugs that are currently in late-stage clinical trials for prescription use:

•
Wei Dingkang Soft Capsules are a type of traditional Chinese medicine designed to treat peptic ulcer disease by inhibiting bacterial growth, relieving stomach muscle spasms, and reducing inflammation of the intestinal lining. The product is designed to be effective for upset stomach, vomiting, pain and degradation of the stomach lining. The product has been approved by the State Food and Drug Administration (SFDA) for clinical testing, and has entered phase three of clinical trials.

•
Dencichine Hemostat is designed to be a non-toxic product that addresses a range of anti-hemorrhagic applications, such as stopping bleeding without causing clotting. Assuming required governmental approvals are obtained in a timely fashion, Shenghuo anticipates that production and marketing of the product will begin in 2008.

•
Other drugs that Shenghuo has in the clinical testing application process are Levofloxacin Hydrochloride Soft Capsules, which is designed for antibiotic applications, and Brufen Soft Capsules, which are intended to treat fever and headache caused by influenza, colds and acute pharyngitis. Levofloxacin Hydrochloride Soft Capsules have received State Food and Drug Administration (SFDA) approval for clinical testing, which has entered the first phase. Brufen Soft Capsules are being tested and appraised for production approval, which Shenghuo hopes to receive shortly.

Health and Food Products

Shenghuo offers a wide array of over the counter supplements as well as vitamin capsules and pills. The following are some of Shenghuo’s non-prescription products and their intended uses.

Product Name	Intended Use

Banlangen Grains	Health product designed to treat swollen and sore throat due to cold and influenza.

Gegenqinlian Tablets	Health product designed to reduce stomach discomfort and treat diarrhea.

Luotongding Tablets	Health product designed to reduce visceral pain, headache, and cramping.

Paracetamol Caffeine and Aspirin Powders	Health product designed to treat headaches, migraines and fevers caused by influenza and cold.

Siji Sanhuang Tablets	Health product designed to relieve inflammation and alleviate fever, commonly in connection with pharyngitis.

Sulfadiazine Silver Ointment	Health product designed to assist in the prevention of infections related to burns.

Tianqi Tongjing Capsules	Health product designed to treat dysmenorrhea and emmeniopathy caused by colds.

Vitamin AD Soft Capsules	Health product designed to treat deficiencies of vitamin A and D.

Vitamin C Tablets	Health product designed to treat deficiencies of vitamin C.

Vitamin B6 Tablets	Health product designed to treat deficiencies of vitamin B6.

Vitamin E Soft Capsules	Health product designed to treat deficiencies of Vitamin E.

Yinhuang Capsules	Health product designed to relieve inflammation and sore of throat.

Lycopene Soft Capsules	Food product designed to treat side effects of and act as a general deterrent to certain carcinogens.

Oil of Purple Perilla Soft Capsules	Food product designed to treat effects of chough, asthma and astriction.

Soya Lecithin Soft Capsules	Food product designed to treat effects of high blood fat, hypertension and other diseases of cardiovascular and cerebrovascular systems.

Spirulina Soft Capsules	Food product designed to normalize stomach and intestinal functions.

Shenghuo also intends to introduce and market the following non-prescription supplements. Shenghuo’s anticipated timelines for introduction and marketing of its new drugs depend, in part, on government approval, and there is no assurance that such approvals will be obtained or the anticipated timelines will be met.

Anticipated Product Name	Intended Use

Fructus Ligustri Lucidi and Radix Astragali Soft Capsules
Designed to treat symptoms of weakness due to prolonged illness, radiation and chemical therapy. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Ginseng and Pilose Antler Soft Capsules
Designed to treat effects of weakness due to deficiency of the kidney and heart, palpitation, and soreness and weakness of waist and knees. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Huangtensu Soft Capsules
Designed to treat symptoms of dysentery, enteritis, respiratory tract infections, surgery infections and conjunctivitis. This product has obtained production approval and Shenghuo hopes to be able to market it shortly.

Long Xue Jie Soft Capsules
Designed to promote blood circulation and treat effects of blood stasis, relieve pain, induce astringent and help promote tissue regeneration. Designed to treat effects of trauma with blood-stasis syndrome and painful swelling, amenorrhea due to blood stasis, and wound bleeding. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Qi Ju Di Huang Soft Capsules
Designed to treat effects of weakness of the kidney and liver, dizziness, drumming in the ears, dryness in eyes, photophobia, and blurred vision. This product is currently being tested and appraised for production approval which Shenghuo hopes to will receive shortly.

Radix Polygoni Multiflori Capsules
Designed to treat effects of weakness of the kidney and liver, fatigue, and dizziness due to blood deficiencies. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Rhizoma Aspidii and Chinese Wampi leaf Grains	Designed to treat effects of fever, aversion, headache, cough with excessive sputum. This product has obtained product approval and Shenghuo hopes to be able to market it shortly.

Tranquilization Soft Capsules
Designed to enrich the blood and treat effects of dizziness, palpitation, insomnia, and poor memory. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Xue Zhi Kang Soft Capsules
Designed to promote blood circulation and to treat effects of blood stasis, weakness of the spleen and poor digestion. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Yan Lu Ru Kang Soft Capsules
Designed to treat the symptoms of galactophore hyperplasia diseases, hysteromyoma and functionality uterus bleeding. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Zhi Bi Tuo Soft Capsules
Designed to affect the spleen to improve digestion, reduce phlegm, invigorate the blood and improve blood stasis. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Zhu Zi Gan Tai Soft Capsules
Designed to be used for distending pain in the chest caused by deficiency of the spleen, fatigue, and hepatitis B virus. This product is currently being tested and appraised for production approval which Shenghuo hopes to receive shortly.

Cosmetic Products

Shenghuo also offers a line of cosmetic products including lotions, creams and other cosmetic items. Shenghuo has conducted extensive research and has specifically formulated its cosmetic products to meet the cosmetic and skincare needs of women everywhere. Shenghuo’s “12Ways™ Chinese Traditional Medicine Beauty Salon Series” is a line of over 100 cosmetic products that includes facial masks and creams, skin and eye creams, and shampoos. Each of Shenghuo’s cosmetic skincare products contains natural ingredients including herbal anti-irritants and anti-oxidants, as well as Sanchi. Shenghuo’s comprehensive line of skincare includes a mixture of basic products (e.g., creams and gels), treatment products (e.g., firming treatments), specialty helpers (e.g., masks), and beauty supplements. The use of supplements is an important element of skincare, nurturing the skin’s health using vital nutrients. Shenghuo’s cosmetic line combines the strength of several skincare methods to achieve healthy skin and beauty. Shenghuo’s line of cosmetic products include the following food products and health supplements.

Product Name	Intended Use

Jasmine Tea	Food product designed to help and promote healthy skin affected by acne.

Rose Tea	Food product designed to help promote healthy skin and complexion

SHEN HUO Beauty Soft Capsules	Health supplement designed to help with balancing water in the body.

SHEN HUO Brighten Soft Capsules	Health supplement designed to help promote healthy skin affected by spotting.

SHEN HUO Immaculacy Soft Capsules	Health supplement designed to help promote healthy skin affected by acne.

Growth Strategies

Shenghuo believes that its business has opportunities for growth through the following growth strategies:

•
New Product Development. Shenghuo has traditionally focused on research and development of products serving the cardiovascular and cerebrovascular disease, peptic ulcer disease and health products markets. Shenghuo intends to devote additional resources to research and development and to continue to evaluate and develop additional product candidates to expand its pipeline where it perceives an unmet need and commercial potential, and to improve existing products to enhance their efficacy.

•
Focus on brand development. With intense price competition among many similar or identical products in the industry, Shenghuo believes that building brand equity is the primary means to generate and sustain profitable growth in the future. Shenghuo’s brand strategy is centered on “Lixuwang”—the brand under which most of Shenghuo’s products are sold. Shenghuo believes that its relationships within the Chinese pharmaceutical industry is key to building brand equity, which can benefit from by developing and maintaining relationships with professionals within the industry, especially with physicians and hospitals.

•
Domestic Growth (China). Shenghuo intends to grow its internal marketing and sales function and increase its relationships with other national distributors to expand the distribution and presence of its non-prescription brands and cosmetics. In expanding market share of its products, Shenghuo intends to take advantage of its large manufacturing scale and reasonable cost control mechanisms, and its strong sales network. In addition, Shenghuo’s goal is to establish its products as a preferred choice for prescription drugs in major hospitals. Shenghuo believes that establishing a strong reputation with major hospitals may open the market for smaller, community and rural hospitals because patients from large hospitals also receive services from smaller hospitals. Shenghuo also anticipates that the inclusion of Xuesaitong Soft Capsules on China’s National Medical Insurance List in 2005 should result in increased growth for that product over the next several years. Shenghuo hopes to add other prescription drugs, some of which are now in late-stage clinical trial, into this channel over the next few years.

•
International Growth. In addition to China, Shenghuo has sold its products in Asian countries such as Indonesia, Thailand and Kyrgystan. Shenghuo hopes to expand sales into other countries where its products could be affordable treatment options.

•
Growth of Cosmetics Market Share. Shenghuo intends to focus on the expansion of its cosmetics product line and devote additional marketing and sales resources. Shenghuo hopes that its cosmetics products will account for a larger percentage of its revenue in the future

Research and Development

As of June 30, 2006, Shenghuo employed 56 technicians, including seven senior researchers, 17 mid-level researchers, and 32 junior analysts. The technicians’ specializations include medicine, pharmacology, chemistry, biology, and medicine production equipment.

In an attempt to capitalize on the natural resource of Sanchi in Yunnan Province and to develop a strong medical industry in the Yunnan Province, Shenghuo has recently established an enterprise technology center-Kunming Shenghuo Science and Technology Development Company-in cooperation with the Shijia Research Center of Beijing University. This collaboration combines the natural resources of Yunnan Province and the working conditions of Shenghuo with technical information and expertise of Beijing University. The project is designed to develop new techniques of extraction, purification and quality control while developing natural medicines native to Yunnan Province. The objectives are as follows: modernizing Chinese medicine development techniques; improving technological skill and processing techniques; industrialization of Chinese herbal medicine; creation of intellectual property rights; and deepening research into high-end Yunnan Province medicine. The project is planned to have a duration of ten years, from January 1, 2006 through December 31, 2015. The business scope of the project includes development and technology transfer of bulk pharmaceuticals, prepared Chinese medicine, chemicals, biologicals, health food, and medical cosmetic products; importation of scientific instruments and medical technology, and communication with foreign and domestic research centers.

Marketing and Sales

Shenghuo has a trained marketing team and maintains sales offices or agents in approximately 20 provinces throughout China. The sales network covers approximately 186 cities and is staffed by approximately 400 sales representatives.

Shenghuo also uses a distribution system comprised of independent regional distributors. In a typical distribution contract, a distributor will be provided with certain sales targets for a particular period according to a set retail price. If the distributor completes the sales task within the prescribed period, the agent distributor will be given greater economic incentives and future distribution opportunities. If the distributor fails to complete the sales task within the prescribed period, Shenghuo will cancel its contract with the distributor and sign with other competent distributors. Shenghuo also signs reselling contracts with franchise drug companies for the distribution of its products. The franchise drug company, as a reseller, resells Shenghuo’s products to local hospitals, drug stores, and other channel distributors. In addition, Shenghuo sells its products directly to hospitals and retail drug stores.

Approximately 15% of sales of Xuesaitong Soft Capsules is sold by Shenghuo to hospitals directly while approximately 85% of sales are made to distributors. Shenghuo’s three largest customers accounted for approximately 16.9% and 12.9% of Shenghuo sales for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

Production

Shenghuo manufactures and packages its products at its factory located in Kunming, China. The factory, which was built in 2000, is approximately 161,460 square feet and include a clean area that occupies approximately 86,110 square feet. Shenghuo’s clean area in the production facilities includes approximately 52,500 square feet of Class 10,000 certified and 2,350 square feet of Class 100,000 certified. The production facilities have more than 600 machines and supporting parts for pharmaceutical production from domestic and foreign suppliers. The factory has a total of 28 complete production lines for semi-finished and finished hard capsules, tablets, granules, powder, electuary, and emulsifier. All of the complete production lines meet international food and drug safety guidelines. The key facilities are two soft capsule production lines obtained from GIC Company, an Italian producer of industrial machinery, and an automatic packaging production line purchased from Klockner Haensel GmbH, a German company. In addition, all of Shenghuo’s precision testing machines are supplied by Sharp Document Systems, U.S.A. Shenghuo’s production facilities were certified to be in compliance with Good Manufacturing Practice (GMP) standards in August 2002 and February 2004. In May 2004 and October 2005, Shenghuo received the GMP certifications for the production of health food products and supplements, including soft capsules, hard capsules, tablets and granule productions. Shenghuo also received an additional GMP certification for production of pharmaceutical ointment products.

Shenghuo utilizes a complex process in extracting active components from the Sanchi plant, purifying the components and manufacturing its products. A typical manufacturing process begins by Shenghuo obtaining the Sanchi plant from its supplier, washed clean, divided into main root, branch root and rhizome. The branch root known as “Sanchi Jintiao” and rhizome is known as “Sanchi Jiankou.” The Sanchi Jiankou is the portion of the Sanchi that contains the active ingredient, Panax Notoginseng Saponins. The Sanchi Jiankou is then sent to heavy pulverizing machinery to crush it into a specified powder size. The Sanchi Jiankou powder is then undergoes a complex extracting process in which the powder are mixed with extracting solvents and the resulting solution is percolated and filtered processed. The solution is concentrated by vacuum equipment while the extracting solvent is recollected and the active ingredient condensate is collected. The active ingredient condensate is then separated and purified through a chromatographic column, and the Sanchi polysaccharides and Sanchi saponins are collected separately. The solutions of Sanchi saponins and Sanchi polysaccharides are then separately purified by second chromatographic column to remove pigments and other useless compounds and obtain the pure saponins and polysaccharides, respectively. The Sanchi saponins and Sanchi polysaccharides are then separately dried by a spray-dryer, the resulting powders are weighed and packaged into separate contamination resistant plastic bags, which undergo quality control inspections and are stored in a warehouse for use in Shenghuo’s line of products. Production of each product varies depending on the ingredients and form of the product, but production usually includes mixing of the Sanchi powder and the delivery agent, such as oil for soft capsules, and the ingredients are then processed using advanced pressing, drying, polishing and blister packaging equipment.

Quality Control

Shenghuo’s production facilities are designed and maintained with a view towards conforming with good practice standards. To comply with GMP operational requirements, Shenghuo has implemented a quality assurance plan setting forth its quality assurance procedures. Shenghuo’s Quality Control department is responsible for maintaining quality standards throughout the production process. Quality Control executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;
•	implementing sampling systems and sample files;
•	maintaining quality of equipment, instruments, reagents, test solutions, volumetric solutions, culture media and laboratory animals;

•	auditing production records to ensure delivery of quality products;
•	monitoring the number of dust particles and microbes in the clean areas;
•	evaluating stability of raw materials, semi-finished products and finished products in order to generate accurate statistics on storage duration and shelf life;
•	articulating the responsibilities of Quality Control staff; and
•	on-site evaluation of supplier quality control systems.

Competition

The pharmaceutical industry both within China and globally is intensely competitive and is characterized by rapid and significant technological progress, and Shenghuo’s operating environment is increasingly competitive. Shenghuo’s competitors, both domestic and international, include large pharmaceutical companies, universities, and public and private research institutions that currently engage in or may engage in efforts related to the discovery and development of new pharmaceuticals. Many of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than Shenghuo does, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales.

Competition in the manufacture and sale of medical products for cardiovascular and cerebrovascular disease in China is also intense. There are a large number of companies that are licensed to manufacture and sell these type of medical products in China. Western drugs such as lovastatins and nitroglycerine have a more than half of the market share of medications used to treat cardiovascular and cerebrovascular disease in China, with Chinese traditional medicines make up the next largest part of the market. On the whole, Chinese patent medicine still generally has many problems such as complex and unclear ingredients, inconsistent quality, slow action and ineffectiveness. Therefore, new Chinese medicines tend not to stay on the market for very long.

There are also many Chinese traditional medicines available to treat peptic ulcers. While they are inexpensive and readily available, they are not as effective as western medicines. In China, peptic ulcers are usually treated with western medicines such as H2 blockers (e.g., Zantac), proton pump inhibitors (e.g., Nexium) and bismuth (e.g., Pepto-Bismol). In addition, amoxicillin and other antibiotics are now commonly used in conjunction with to treat peptic ulcers.

The market for health and cosmetic products in China is also highly competitive. Both industries have a high number of competitors, some of which overlap, and many of which have a longer operating history and higher visibility, name recognition and financial resources than Shenghuo does. Shenghuo’s competitors include manufacturers and marketers of personal care and nutritional products, pharmaceutical companies and other organizations.

Intellectual Property

Shenghuo relies on a combination of trademark, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions to protect its intellectual property. Shenghuo’s primary product, Xue Saitong Soft Capsules, first received patent protection and production and new medicine certification in 1999 and the protections continue until April 25, 2012. Shenghuo also has protections for its technology methods of using Sanchi to help stop bleeding and combination methods, production and function of the medicine to treat intestinal disease. Xue Saitong Soft Capsules receive protections from the SFDA, which will not issue additional drug permits other than those already issued during the protection period. Shenghuo has eight registered trademarks and has applied for registration of another two trademarks in China. Other than the foregoing, Shenghuo does not have any measures to prevent any infringement of its intellectual property rights.

Seasonality

Sales in the first and third quarter are usually lower due to the traditional Chinese New Year and Chinese Spring Festival. Sales in the fourth quarter are usually higher.

Government Regulations of Pharmaceuticals

The testing, approval, manufacturing, labeling, advertising and marketing, post-approval safety reporting, and export of Shenghuo’s products or product candidates are extensively regulated by governmental authorities in the PRC and other countries. Shenghuo’s principal sales market is presently in China. Shenghuo is subject to the Drug Administration Law of China, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law. Additionally, Shenghuo is subject to various regulations and permit systems by the Chinese government.

The application and approval procedure in China for a newly developed drug product has numerous steps. New drug applicants prepare the documentation of pharmacological study, toxicity study and pharmacokinetics and drug metabolism (PKDM) study and new drug samples. Documentation and samples are then submitted to provincial food and drug administration (“provincial FDA”). The provincial FDA sends its officials to the applicant to check the applicant’s research and development facilities and to arrange new drug examination committee meeting for approval deliberations. This process usually takes three months. After the documentation and samples being approved by the provincial FDA, the provincial FDA will submit the approved documentation and samples to SFDA. SFDA examines the documentation and tests the samples and arranges new drug examination committee meeting for approval deliberations. If the application is approved by SFDA, SFDA will issue a clinical trial license to the applicant for clinical trials. The clinical trial license approval typically takes one year. The applicant completes the clinical trial process and prepares documentation and files submitted to SFDA for new drug approval. The clinical trial process usually takes one year or two depending on the category and class of the new drug. SFDA examines the documentation and gives final approval for the new drug and issues the new drug license to the applicant. This process usually takes eight months. The whole process for new drug approval usually takes three to four years.

Insurance Catalogue

Pursuant to the Decision of the State Council on the Establishment of the State Basic Medical Insurance System for Urban Employees and the Implementation Measures for the Administration of the Scope of Medical Insurance Coverage for Pharmaceuticals for Urban Employees, the Ministry of Labor and Social Security in China established the Insurance Catalogue. The Insurance Catalogue is divided into Parts A and B. The medicines included in Part A are designated by the Chinese governmental authorities for general application. Local governmental authorities may not adjust the content of medicines in Part A. Although the medicines included in Part B are designated by Chinese governmental authorities in the first instance, provincial level authorities may make limited changes to the medicines included in Part B, resulting in some regional variations in the medicines included in Part B from region to region.

Patients purchasing medicines included in Part A are entitled to reimbursement of the costs of such medicines from the social medical fund in accordance with relevant regulations in China. Patients purchasing medicines included in Part B are required to pay a predetermined proportion of the costs of such medicines.

The medicines included in the Insurance Catalogue are selected by the Chinese government authorities based on various factors including treatment requirements, frequency of use, effectiveness and price. Medicines included in the Insurance Catalogue are subject to price control by the Chinese government. The Insurance Catalogue is revised every two years. In connection with each revision, the relevant provincial drug authority collects proposals from relevant enterprises before organizing a comprehensive appraisal. The SFDA then makes the final decision on any revisions based on the preliminary opinion suggested by the provincial drug administration.

Since 2005, Shenghuo’s primary product, Xuesaitong Soft Capsules was listed in Part B of the Insurance Catalogue. Xuesaitong Soft Capsules represent more than 90% of Shenghuo’s revenue, and removal of the product from the Insurance Catalogue would adversely affect Shenghuo’s total revenue.

Price Controls

Drugs that are listed in the Insurance Catalogue and whose production or trading will constitute monopolies are commonly subject to price control by the Chinese government. The maximum prices of such medicine products are published by the state and provincial administration authorities from time to time. The prices of other medicines that are not subject to price control are determined by the pharmaceutical manufacturers, subject, in certain cases, to providing notice to the provincial pricing authorities. Shenghuo’s primary product, Xuesaitong Soft Capsules, is subject to retail and wholesale price controls.

Employees

As of June 30, 2006, Shenghuo had 469 full-time, salaried employees who receive labor insurance. These employees are organized into a union under the labor laws of China and can bargain collectively with Shenghuo. In addition, the company employs over 300 sales representatives who are paid on a commission basis. These representatives are not part of the union. Shenghuo maintains good relations with its employees.

Shenghuo China is required to contribute a portion of its employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. In the last three years, Shenghuo China contributed approximately $99,700, $93,000 and $55,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Shenghuo expects the amount of Shenghuo China’s contribution to the government’s social insurance funds to increase in the future as it expands its workforce and operations.

Facilities

Shenghuo has land use rights to two parcels of land with a total area of approximately 66.7 acres and owns a 161,460 square foot factory. The land use rights for both parcels have terms of 50 years and end in 2048 and 2050. Shenghuo’s principal executive offices are located at No. 2, Jing You Road, Kunming National Economy & Technology Developing District, Peoples Republic of China.

Legal Proceedings

In 2003, Shenghuo was sued by a former employee for allegedly violating his contract and the courts entered a judgment in favor of the employee in 2003 for $128,978, which included litigation costs. Shenghuo accrued the liability for this loss at December 31, 2003 and paid the amount of the judgment to the employee on April 27, 2004. In 2006, the plaintiff asked the court to force us to pay a penalty in the amount of $100,000 for Shenghuo not paying the judgment in a timely manner. The court, which is the process of reviewing the request for the penalty, has frozen a bank account of Shenghuo that holds $105,284. No amount has been recorded on Shenghuo’s books in connection with the claim for the penalty as the outcome is not certain.

RISK FACTORS

Any investment in the Company’s common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase the Company’s common stock. The Company’s business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The shares of common stock of the Company are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when the Company’s common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected the Company’s financial condition and operating results in the past or are currently affecting the Company. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this Current Report on Form 8-K. With respect to this discussion, the terms “Shenghuo,” and the “Company” refer to China Shenghuo Pharmaceutical Holdings, Inc., its 93.75%-owned subsidiary Kunming Shenghuo Pharmaceutical (Group) Co., Ltd. (“Shenghuo China”) and the three foreign owned subsidiaries of Shenghuo China that are organized under the laws of the People’s Republic of China (“PRC” or “China”).

RISKS RELATED TO SHENGHUO’S OPERATIONS

Shenghuo’s Current Business Is Primarily Based On A Single Product, Which Accounts For More Than 90% Of Its Revenues, And Shenghuo May Not Be Able To Generate Significant Revenue If This Product Fails.

More than 90% of Shenghuo’s revenue comes from a single product, Xuesaitong Soft Capsules, and Shenghuo’s business may fail if this product fails. If Shenghuo may experience difficulties or obstacles in the manufacture and sale of the Xuesaitong Soft Capsules, or if Shenghuo licenses and government approvals are revoked to sell the product, then Shenghuo may not be able to generate significant revenues, its business may fail and you would lose all or part of your investment in the company.

Shenghuo Relies On A Few Suppliers For Sanchi, The Primary Ingredient in Most of Its Products, And Any Disruption With Its Suppliers Could Delay Product Shipments And Have a Material Adverse Impact on Its Business Operations And Profitability.

Due to the limited availability of Sanchi, Shenghuo currently relies on a small number of suppliers as its source for Sanchi, the primary raw material that is needed for Shenghuo to produce its products. Shenghuo believes that there are few alternative suppliers available to supply the Sanchi plant, and should any its current suppliers terminate their business arrangements with Shenghuo or increase their prices of materials supplied, it would delay product shipments and adversely affect its business operations and profitability. In addition, if the suppliers refused to sell Sanchi, or increased the sales prices of Sanchi, this would also have a material adverse impact on Shenghuo’s results of operations.

If Shenghuo’s Primary Product Is Replaced By Other Medicines Or Is Removed From China’s Insurance Catalogue In The Future, Shenghuo’s Revenue Will Suffer Substantially.

Under Chinese regulations, patients purchasing medicines listed by China’s state and/or provincial governments in the Insurance Catalogue may be reimbursed, in part or in whole, by a social medicine fund. Accordingly, pharmaceutical distributors prefer to engage in the distribution of medicines listed in the Insurance Catalogue. Since 2005, the main product, Xuesaitong Soft Capsules, that Shenghuo manufactures and sells is listed in the Insurance Catalogue. The content of the Insurance Catalogue is subject to change by the Ministry of Labor and Social Security of China, and new medicines may be added to the Insurance Catalogue by provincial level authorities as part of their limited ability to change certain medicines listed in the Insurance Catalogue. Xuesaitong Soft Capsules accounted for more than 90% of Shenghuo’s revenues for the year ended December 31, 2005 and the six months ended June 30, 2006, and if this product is replaced by other medicines or removed from the Insurance Catalogue in the future, Shenghuo’s total revenue will suffer substantially.

Shenghuo May Need To Raise Additional Capital To Fund Its Operations And Failure To Raise Additional Capital May Force Shenghuo To Delay, Reduce, Or Eliminate Its Product Development Programs

Due to the large funds required for research and development and the subsequent marketing of products, the pharmaceutical industry is very capital intensive. The industry is characterized by large receivable turnovers, which could mean that Shenghuo will need more working capital if its revenues increase. Shenghuo has traditionally been committed to research and development and it is possible that Shenghuo will need to raise additional capital within the foreseeable future. Additional capital may be needed for the development of new products or product lines, financing of general and administrative expenses, licensing or acquisition of additional technologies, and marketing of new or existing products. There are no assurances that Shenghuo will be able to raise the appropriate amount of capital needed for its future operations. Failure to obtain funding when needed may force Shenghuo to delay, reduce, or eliminate its product development programs.

Shenghuo’s Three Largest Customers Account For A Significant Percentage of Its Sales. Shenghuo Cannot Be Certain That These Sales Will Continue; If They Do Not, Its Revenues Will Likely Decline.

Shenghuo’s three largest customers accounted for approximately 16.9% and 12.9% of Shenghuo sales for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively. Shenghuo does not have any long-term contracts with these customers, each of whom orders only on a “purchase order” basis. There can be no assurances that any of these customers will continue to purchase products from Shenghuo. The loss of any or all of these customers or a significant reduction in their orders would have a materially adverse effect on Shenghuo’s revenues.

The Failure To Manage Growth Effectively Could Have An Adverse Effect On Shenghuo’s Business, Financial Condition, And Results Of Operations

The rapid market growth, if any, of Shenghuo’s pharmaceutical products may require it to expand its employee base for managerial, operational, financial, and other purposes. As of December 31, 2005, Shenghuo had 800 full time employees. The continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Aside from increased difficulties in the management of human resources, Shenghuo may also encounter working capital issues, as Shenghuo needs increased liquidity to finance the purchases of raw materials and supplies, research and development of new products, acquisition of new businesses and technologies, and the hiring of additional employees. For effective growth management, Shenghuo will be required to continue improving its operations, management, and financial systems and control. Shenghuo’s failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on its profitability.

Shenghuo’s Planned Expansion Of Sales Into Overseas Markets Could Fail, Reduce Operating Results And/Or Expose It To Increased Risks Associated With Different Market Dynamics And Competition In Any Of The Foreign Countries Where Shenghuo Attempts To Sale Its Products.

Shenghuo would face many new obstacles in its planned expansion of product sales in overseas markets. These markets are untested for Shenghuo’s products and Shenghuo faces risks in expanding the business overseas, which include differences in regulatory product testing requirements, patent protection, taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions. Shenghuo may not be as successful as its competitors in generating revenues in international markets due to the lack of recognition of its products or other factors. Developing product recognition overseas is expensive and time-consuming and Shenghuo’s international expansion efforts may be more costly and less profitable than it expects. If Shenghuo is not successful in its target markets, its sales could decline, its margins could be negatively impacted and it could lose market share, any of which could materially harm Shenghuo’s business, results of operations and profitability.

Shenghuo Is Dependent On Certain Key Personnel And Loss Of These Key Personnel Could Have A Material Adverse Effect On Its Business, Financial Condition And Results Of Operations.

Shenghuo’s success is, to a certain extent, attributable to the management, sales and marketing, and pharmaceutical factory operational expertise of key personnel. Gui Hua Lan, our Chief Executive Officer, Zheng Yi Wang, our Executive Director of Exports, Feng Lan, our President, Lei Lan, our Executive Director of Sales, and Qiong Hua Gao, our Chief Financial Officer, perform key functions in the operation of its business. There can be no assurance that Shenghuo will be able to retain these officers after the term of their employment contracts expire. The loss of these officers could have a material adverse effect upon its business, financial condition, and results of operations. Shenghuo must attract, recruit and retain a sizeable workforce of technically competent employees. Its ability to effectively implement its business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced management and other key personnel. Shenghuo cannot assure that Shenghuo will be able to hire or retain such employees.

Shenghuo’s Business And The Success Of Its Products Could Be Harmed If It Is Unable To Maintain Its Brand Image.

Shenghuo believes that establishing and strengthening the Lixuwang brand is critical to achieving widespread acceptance of its products and to establishing key strategic relationships. The importance of brand recognition will increase as current and potential competitors enter the Chinese pharmaceutical market with competing products. Shenghuo’s ability to promote and position its Lixuwang brand depends largely on the success of its marketing efforts and its ability to provide high quality products and customer service. These activities are expensive and Shenghuo may not generate a corresponding increase in sales to justify these costs. If Shenghuo fails to establish and maintain its brand, or if its brand value is damaged or diluted, Shenghuo may be unable to maintain or increase its sales or revenue.

Shenghuo Faces Intense Competition In The Pharmaceutical Industry And Such Competition Could Cause Its Sales Revenue And Profits To Decline.

The pharmaceutical industry both within China and globally is intensely competitive and is characterized by rapid and significant technological progress, and Shenghuo’s operating environment is increasingly competitive. Shenghuo faces intense competitors that will attempt to create or are marketing products in the PRC that are similar to Shenghuo’s products. Shenghuo’s competitors, both domestic and international, include large pharmaceutical companies, universities, and public and private research institutions that currently engage in or may engage in efforts related to the discovery and development of new pharmaceuticals. Many of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than Shenghuo does, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. There can be no assurance that its products will be either more effective in their therapeutic abilities and/or be able to compete in price with that of its competitors. Failure to do either of these may result in decreased profits.

If Shenghuo’s Pharmaceutical Products Fail To Receive Regulatory Approval Or Are Severely Limited In These Products Scope Of Use, It May Be Unable To Recoup Considerable Research And Development Expenditures.

The production of Shenghuo’s pharmaceutical products is subject to the regulatory approval of the SFDA. The regulatory approval procedure for pharmaceuticals can be quite lengthy, costly, and uncertain. Depending upon the discretion of the SFDA, the approval process may be significantly delayed by additional clinical testing and require the expenditure of resources not currently available; in such an event, it may be necessary for Shenghuo to abandon its application. Even where approval of the product is granted, it may contain significant limitations in the form of narrow indications, warnings, precautions, or contra-indications with respect to conditions of use. If approval of its product is denied, abandoned, or severely limited in terms of the scope of products use, it may result in the inability to recoup considerable research and development expenditures.

If All Or A Significant Portion Of Shenghuo’s Customers With Trade Receivables Fail To Pay All Or Part Of The Trade Receivables Or Delay The Repayment, Its Net Income Will Decrease And Its Profitability Will Be Adversely Affected.

Shenghuo had trade receivables, net of allowance for doubtful accounts, of approximately $65,790 (unaudited) as of June 30, 2006. During the year ended December 31, 2005, the debtors’ turnover period was approximately 60 days. It is usual commercial practice that certain customers may repay their debts beyond credit periods granted or may repay slowly when transaction volume increase. There is no assurance that Shenghuo’s trade receivables will be fully repaid on a timely basis. If all or a significant portion of its customers with trade receivables fail to pay all or part of the trade receivables or delay the payment due to Shenghuo for whatever reason, its net profit will decrease and its profitability will be adversely affected.

Shenghuo’s Success Is Highly Dependent On Continually Developing New And Advanced Products, Technologies, And Processes And Failure To Do So May Cause It To Lose Its Competitiveness In The Pharmaceutical Industry And May Cause Its Profits To Decline.

To remain competitive in the pharmaceutical industry, it is important to continually develop new and advanced products, technologies, and processes. There is no assurance that the competitors’ new products, technologies, and processes will not render Shenghuo’s existing products obsolete or non-competitive. Shenghuo’s competitiveness in the pharmaceutical market therefore relies upon its ability to enhance its current products, introduce new products, and develop and implement new technologies and processes. The research and development of new products and technologies is costly and time consuming, and there are no assurances that its research and development of new products will either be successful or completed within the anticipate timeframe, if ever at all. Shenghuo’s failure to technologically evolve and/or develop new or enhanced products may cause it to lose its competitiveness in the pharmaceutical industry and may cause its profits to decline.

If Shenghuo Fails To Develop New Products With High Profit Margins And Its High Profit Margin Products Are Substituted By Competitor’s Products, Its Gross And Net Profit Margins Will Be Adversely Affected

For the year ended December 31, 2005 and the six months ended June 30, 2006, the gross profit margin for Shenghuo’s products was approximately 64.6% and 67.5% (unaudited), respectively. However, there is no assurance that Shenghuo will be able to sustain such profit margins in the future. The pharmaceutical industry is very competitive, and there may be pressure to reduce sale prices of products without a corresponding decrease in the price of raw materials. To the extent that Shenghuo fails to develop new products with high profit margins and its high profit margin products are substituted by competitors’ products, the gross profit margins will be adversely affected.

The Commercial Success Of Shenghuo’s Products Depends Upon The Degree Of Market Acceptance Among The Medical Community And Failure To Attain Market Acceptance Among The Medical Community May Have An Adverse Impact On Its Operations And Profitability

The commercial success of Shenghuo’s products depends upon the degree of market acceptance among the medical community, such as hospitals and physicians. Even if its products are approved by the SFDA, there is no assurance that physicians will prescribe or recommend its products to patients. Furthermore, a product’s prevalence and use at hospitals may be contingent upon its relationship with the medical community. The acceptance of its products among the medical community may depend upon several factors, including but not limited to, the product’s acceptance by physicians and patients as a safe and effective treatment, cost effectiveness, potential advantages over alternative treatments, and the prevalence and severity of side effects. Failure to attain market acceptance among the medical community may have an adverse impact on Shenghuo’s operations and profitability.

Shenghuo’s Primary Product Is Subject To Price Controls By The China Government, Which May Affect Both Its Revenues And Net Income.

The laws of the PRC provide for the government to fix and adjust prices. During the year ended December 31, 2005 and the six months ended June 30, 2006, its primary product Xuesaitong Soft Capsules was subject to price controls which affected its gross profit, gross margin and net income. It is possible that additional products may be subject to price control, or that price controls may be increased in the future. To the extent that Shenghuo is subject to price control, its revenue, gross profit, gross margin and net income will be affected since the revenue we derive from its sales will be limited and it may face no limitation on its costs. Further, if price controls affect both Shenghuo’s revenue and costs, Shenghuo’s ability to be profitable and the extent of its profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Shenghuo’s Certificates, Permits, And Licenses Related To Its Pharmaceutical Operations Are Subject To Governmental Control And Renewal And Failure To Obtain Renewal Will Cause All Or Part Of Its Operations To Be Terminated.

Shenghuo is subject to various PRC laws and regulations pertaining to the pharmaceutical industry. Shenghuo has attained certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing of pharmaceutical products in the PRC. Shenghuo obtained the Medicine Production Permit on November 4, 1996, which is valid until December 31, 2010. When the permit expires, Shenghuo will not be able to operate medicine production which will cause its operations to be terminated. Shenghuo also obtained pharmaceutical products and health food GMP certificates. The pharmaceutical production permit and GMP certificates are valid for a term of five years and the health food certifications are valid for four year terms, and each must be renewed before their expiration. During the renewal process, Shenghuo will be re-evaluated by the appropriate governmental authorities and must comply with the then prevailing standards and regulations which may change from time to time. In the event that Shenghuo is not able to renew the certificates, permits and licenses, all or part of its operations may be terminated. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of its operations, it may adversely affect its operation and profitability.

Shenghuo Cannot Guarantee The Protection Of Its Intellectual Property Rights And If Infringement Or Counterfeiting Of Its Intellectual Property Rights Occurs, Its Reputation And Business May Be Adversely Affected

To protect the reputation of its products, Shenghuo has registered and applied for registration of its trademarks in the PRC where Shenghuo has a major business presence. Shenghuo’s products are sold under these trademarks. There is no assurance that there will not be any infringement of Shenghuo’s brand name or other registered trademarks or counterfeiting of its products in the future. Should any such infringement or counterfeiting occur, Shenghuo’s reputation and business may be adversely affected. Shenghuo may also incur significant expenses and substantial amounts of time and effort to enforce its intellectual property rights in the future. Such diversion of its resources may adversely affect its existing business and future expansion plans.

Shenghuo Enjoys Certain Preferential Tax Concessions And Loss Of These Preferential Tax Concessions Will Cause Its Tax Liabilities To Increase And Its Profitability To Decline.

Shenghuo enjoys preferential tax concessions as a high-tech enterprise. Pursuant to the State Council’s Regulations on Encouraging Investment in and Development, Shenghuo was granted a reduction in its income tax rate and has had an income tax rate of 15% since 2003. Shenghuo is currently applying for a more favorable tax rate under which it could pay no income taxes for the two years and half of its current rate for the three years thereafter. If the application is not successful, the income tax rate for Shenghuo will be 15%. In addition, there is no assurance that the preferential tax treatment will remain unchanged and effective. Shenghuo’s tax liabilities will increase and its profits may accordingly decline if its reduced income tax rate is no longer applicable and/or the tax relief on investment in PRC is no longer available.

Shenghuo Does Not Carry Insurance To Cover Any Losses Due To Fire, Casualty Or Theft At Its Production Facility Located In Kunming, China.

Shenghuo has not obtained fire, casualty and theft insurance, and there is not insurance coverage of its raw materials, goods and merchandise, furniture and equipment and production facility in China. Any losses incurred by Shenghuo will have to be borne by itself without any assistance, and it may not have sufficient capital to cover material damage to, or the loss of, Shenghuo’s production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on Shenghuo’s financial condition, business and prospects.

Shenghuo May Suffer As A Result Of Product Liability Or Defective Products

Shenghuo may produce products which inadvertently have an adverse pharmaceutical effect on the health of individuals despite proper testing. Existing PRC laws and regulations do not require Shenghuo to maintain third party liability insurance to cover product liability claims. However, if a product liability claim is brought against Shenghuo, it may, regardless of merit or eventual outcome, result in damage to its reputation, breach of contract with its customers, decreased demand for its products, costly litigation, product recalls, loss of revenue, and the inability to commercialize some products.

Shenghuo Relies On The Cooperation With Research Laboratories And Universities, And If These Institutions Cease To Cooperate With Shenghuo And It Cannot Find Other Suitable Substitute Research And Development Partners, Its Ability To Develop New Products May Be Hindered And Its Business May Be Adversely Affected

Shenghuo cooperates with several research institutions including the Shijia Research Center of Beijing University. Shenghuo relies to a certain extent on these institutions for its development of new products. There is no assurance that these institutions will continue cooperating with Shenghuo to develop new products. In the event that these institutions cease to cooperate with Shenghuo and it cannot find other suitable substitute research and development partners, its ability to develop new products may be hindered and its business may be adversely affected.

RISKS RELATED TO SHENGHUO DOING BUSINESS IN CHINA

All Of Shenghuo’s Assets Are Located In China And All Of Its Revenues Are Derived From Its Operations In China, And Changes In The Political And Economic Policies Of The PRC Government Could Have A Significant Impact Upon The Business Shenghuo May Be Able To Conduct In The PRC And The Results Of Operations And Financial Condition.

Shenghuo’s business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which Shenghuo must conduct its business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since 1988. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy, particularly the pharmaceutical industry, through regulation and state ownership. Shenghuo’s ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under its current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

The PRC laws And Regulations Governing Shenghuo’s Current Business Operations Are Sometimes Vague And Uncertain. Any Changes In Such PRC Laws And Regulations May Have A Material And Adverse Effect On Shenghuo’s Business.

The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing Shenghuo’s business, or the enforcement and performance of its arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. Shenghuo is considered a foreign persons or foreign funded enterprises under PRC laws, and as a result, Shenghuo is required to comply with PRC laws and regulations. Shenghuo cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on its businesses. If the relevant authorities find Shenghuo in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking its business and other licenses;
•	requiring that it restructure its ownership or operations; and
•	requiring that it discontinue any portion or all of its business.

The Foreign Currency Exchange Rate Between U.S. Dollars And Renminbi Could Adversely Affect Shenghuo’s Financial Condition.

To the extent that Shenghuo needs to convert dollars into Renminbi for its operational needs, Shenghuo’s financial position and the price of its common stock may be adversely affected should the Renminbi appreciate against the U.S. dollar at that time. Conversely, if Shenghuo decides to convert its Renminbi into dollars for the operational needs or paying dividends on its common stock, the dollar equivalent of its earnings from its subsidiary in China would be reduced should the dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation In The PRC Could Negatively Affect Shenghuo’s Profitability And Growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for Shenghuo’s products rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on Shenghuo’s profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase Shenghuo’s costs and also reduce demand for its products.

Recent PRC Regulations Relating To Acquisitions Of PRC Companies By Foreign Entities May Create Regulatory Uncertainties That Could Restrict Or Limit Shenghuo’s Ability To Operate, Including Its Ability To Pay Dividends.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on Shenghuo’s PRC resident shareholders and Shenghuo China and Shenzhen Shenghuo. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

Shenghuo’s business operations or future strategy could be adversely affected by the interpretations and implementation of the SAFE notices. For example, Shenghuo may be subject to more stringent review and approval process with respect to its foreign exchange activities.

Failure To Comply With The United States Foreign Corrupt Practices Act Could Subject Shenghuo To Penalties And Other Adverse Consequences.

Upon completion of the Share Exchange, Shenghuo became subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with Shenghuo, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. Shenghuo can make no assurance, however, that its employees or other agents will not engage in such conduct for which Shenghuo might be held responsible. If its employees or other agents are found to have engaged in such practices, Shenghuo could suffer severe penalties and other consequences that may have a material adverse effect on its business, financial condition and results of operations.

Any Recurrence Of Severe Acute Respiratory Syndrome, Or SARS, Or Another Widespread Public Health Problem, In The PRC Could Adversely Affect Shenghuo’s Operations.

A renewed outbreak of SARS or another widespread public health problem in China, where all of Shenghuo’s manufacturing facilities are located and where all of its sales occur, could have a negative effect on its operations. Such an outbreak could have an impact on Shenghuo’s operations as a result of:

•	quarantines or closures of some of Shenghuo’s manufacturing facilities, which would severely disrupt its operations,
•	the sickness or death of Shenghuo’s key officers and employees, and
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect its operations.

A Downturn In The Economy Of The PRC May Slow Shenghuo’s Growth And Profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on Shenghuo’s business, especially if it results in either a decreased use of its products or in pressure on us to lower its prices.

Shenghuo May Have Difficulty Establishing Adequate Management, Legal And Financial Controls In The PRC.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. In addition, Shenghuo may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, Shenghuo may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, Shenghuo may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in its internal controls which could impact the reliability of Shenghuo’s financial statements and prevent it from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on Shenghuo’s business.

You May Experience Difficulties In Effecting Service Of Legal Process, Enforcing Foreign Judgments Or Bringing Original Actions In China Based Upon U.S. laws, Including The Federal Securities Laws Or Other Foreign Laws Against Shenghuo Or Its Management.

All of Shenghuo’s current operations are conducted in China. Moreover, all of Shenghuo’s directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against Shenghuo or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against Shenghuo or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO SHENGHUO’S CAPITAL STRUCTURE

There Is No Current Trading Market For Shenghuo’s Common Stock, And There Is No Assurance Of An Established Public Trading Market, Which Would Adversely Affect The Ability Of Shenghuo’s Investors To Sell Their Securities In The Public Market.

Shenghuo’s common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. Shenghuo intends to apply for the listing of its common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit Shenghuo’s share to be listed and traded. If Shenghuo fails to obtain a listing on the American Stock Exchange, it may seek quotation on the OTC Bulletin Board. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares Eligible For Future Sale May Adversely Affect The Market Price Of Shenghuo’s Common Stock, As The Future Sale Of A Substantial Amount Of Outstanding Stock In The Public Marketplace Could Reduce The Price Of Its Common Stock.

Pursuant to the terms of the Share Exchange, Shenghuo agreed to file a registration statement with the Securities and Exchange Commission to register a total of 2,000,000 shares of common stock issued in an equity financing that that was conducted in connection with the Share Exchange in August 2006. The registration statement must be filed with 30 of the closing of the Share Exchange. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until Shenghuo’s common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up on a monthly basis. Shenghuo also agreed to register all of the a total of 664,000 shares of common stock held by SRKP 8 shareholders immediately prior to the Share Exchange. Of these 664,000 shares, 348,600 shares would be covered by the registration statement filed in connection with the Private Placement and 315,400 shares, which are held by affiliates of Westpark Capital, Inc., would be included in a subsequent registration statement filed by Shenghuo within ten days after the end of the six month period that immediately follows the date on which Shenghuo files the registration statement to register the shares issued in the Private Placement. Shenghuo also agreed to register the IR Securities in the registration statement filed in connection with the Private Placement, in addition to 1,042,400 shares of common stock that were issued to FirstAlliance Financial Group, Inc. and Marvel International Limited as designees of the former shareholder of Shenghuo China upon the closing of the Share Exchange in the subsequent registration statement that it will file to register the shares held by the affiliates of Westpark Capital, Inc. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.

Additionally, following the Share Exchange, the former stockholder of Shenghuo China may be eligible to sell all or some of its shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange, 1% of Shenghuo’s issued and outstanding shares of common stock was approximately 191,194 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of Shenghuo’s common stock by creating an excessive supply.

Following The Share Exchange, The Former Principal Stockholder Of Shenghuo China Has Significant Influence Over Shenghuo.

Shenghuo’s largest shareholder, Lan’s Int’l Medicine Investment Co., Limited, or LIMI, beneficially owns or controls approximately 80% of Shenghuo’s outstanding shares as of the close of the Share Exchange. Gui Hua Lan, our Chief Executive Officer, Feng Lan, our President, and Zheng Yi Wang, our Executive Director of Exports, are directors and have voting and investment control over the shares owned by LIMI. In addition, Gui Hua Lan, Feng Lan and Zheng Yi Wang owns 62.2%, 5.0% and 1.3%, respectively, of LIMI’s issued and outstanding shares. Other of our officers and directors hold equity interests in LIMI. LIMI has controlling influence in determining the outcome of any corporate transaction or other matters submitted to its shareholders for approval, including mergers, consolidations and the sale of all or substantially all of its assets, election of directors, and other significant corporate actions. LIMI also has the power to prevent or cause a change in control. In addition, without the consent of LIMI, Shenghuo could be prevented from entering into transactions that could be beneficial to it. The interests of LIMI may differ from the interests of Shenghuo’s other shareholders.

The Interests Of The Existing Minority Shareholder In Shenghuo China May Diverge From Shenghuo’s Own Interests And This May Adversely Affect Shenghuo’s Ability To Manage Shenghuo China.

Shenghuo China, its principal operating subsidiary, is a equity joint venture in which we directly own a 93.75% interest and SDIC Venture Capital Investment, Co., Ltd., or SDIC, a state-owned investment company, owns the remaining 6.25% interest. SDIC’s interest may not be aligned with Shenghuo’s interest at all times. If Shenghuo’s interests diverge, SDIC may exercise its right under PRC laws to protect its own interest, which may be adverse to Shenghuo and its investors. For example, under China’s joint venture regulations, unanimous approval of members of a joint venture’s (such as Shenghuo China) board of directors who are present at a board meeting is required for any amendment to the joint venture’s articles of association, the termination or dissolution of the joint venture company, an increase or decrease in the registered capital of the joint venture company or a merger or de-merger of the joint venture. Accordingly, SDIC has the ability to block any action that requires unanimous board approval. Further, should Shenghuo wish to transfer its equity interest in Shenghuo China, in whole or in part, to a third-party, SDIC has a right of first refusal under China’s joint venture regulations.

In addition to its statutory rights as a minority shareholder, SDIC has additional rights under the joint venture contract and under the articles of association of Shenghuo China. The joint venture contract and articles of association require the consent of each of Shenghuo China’s shareholders and/or unanimous board approval on matters such as a major change in the business line of the company and expansion or amendment of the business scope of the company.

SDIC has thus far been cooperative with us in handling matters with respect to the business of Shenghuo China. There is no assurance, however, that SDIC will continue to act in a cooperative manner in the future.

The Ability Of Shenghuo’s Chinese Operating Subsidiaries To Pay Dividends May Be Restricted Due To Its Corporate Structure.

Substantially all of Shenghuo’s operations are conducted in China and substantially all of its revenues are generated in China. As an equity joint venture, Shenghuo China is required to establish reserve funds and staff and workers’ bonus and welfare funds, each of which is appropriated from net profit after taxation but before dividend distributions in accordance with Chinese law. Shenghuo China is required to allocate at least 10% of its net profits to the reserve fund until the balance of this fund has reached 50% of Shenghuo China’s registered capital.

In addition, the profit available for distribution from Shenghuo’s Chinese subsidiaries is determined in accordance with generally accepted accounting principles in China. This calculation may differ from the one performed under generally accepted accounting principles in the United States, or GAAP. As a result, Shenghuo may not receive sufficient distributions from its Chinese subsidiaries to enable it to make dividend distributions to its stockholders in the future and limitations on distributions of the profits of Shenghuo China could negatively affect Shenghuo’s financial condition and assets, even if its GAAP financial statements indicate that its operations have been profitable.

Shenghuo May Not Be Able To Achieve The Benefits It Expect To Result From The Share Exchange.

On June 30, 2006, Shenghuo (formerly known as SRKP 8, Inc.) entered into the Exchange Agreement, as amended on August 11 and 28, 2006, with the 93.75% shareholder of Shenghuo China pursuant to which Shenghuo agreed to acquire 93.75% of the equity interest of Shenghuo China in exchange for shares of its common stock. On August 31, 2006, the Share Exchange closed, Shenghuo China became Shenghuo’s 93.75%-owned subsidiary and Shenghuo’s sole business operations became that of Shenghuo China. Also, the management and directors of Shenghuo China became the management and directors of Shenghuo and Shenghuo changed its corporate name to China Shenghuo Pharmaceutical Holdings, Inc.

The Share Exchange was effected for various reasons, including:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

 There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to Shenghuo’s new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect Shenghuo’s operating results or stock price in the future.

If Shenghuo Fails To Maintain Effective Internal Controls Over Financial Reporting, The Price Of Shenghuo’s Common Stock May Be Adversely Affected.

Shenghuo’s internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of its common stock. Shenghuo is required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact its public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in Shenghuo’s internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in Shenghuo’s internal control over financial reporting, disclosure of management’s assessment of its internal controls over financial reporting or disclosure of its public accounting firm’s attestation to or report on management’s assessment of its internal controls over financial reporting may have an adverse impact on the price of its common stock.

Compliance With Changing Regulation Of Corporate Governance And Public Disclosure Will Result In Additional Expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Shenghuo’s management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Standards For Compliance With Section 404 Of The Sarbanes-Oxley Act Of 2002 Are Uncertain, And If Shenghuo Fails To Comply In A Timely Manner, Its Business Could Be Harmed And Its Stock Price Could Decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of Shenghuo’s internal control over financial reporting, and attestation of this assessment by its company’s independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, Shenghuo believes that this requirement will first apply to its annual report for fiscal 2007. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Shenghuo may encounter problems or delays in completing activities necessary to make an assessment of its internal control over financial reporting. In addition, the attestation process by its independent registered public accountants is new and it may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of Shenghuo’s assessment by its independent registered public accountants. If Shenghuo cannot assess Shenghuo’s internal control over financial reporting as effective, or its independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Shenghuo’s Common Stock May Be Considered A “Penny Stock,” And Thereby Be Subject To Additional Sale And Trading Regulations That May Make It More Difficult To Sell.

Shenghuo’s common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Shenghuo’s common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of Shenghuo’s common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of its common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shenghuo Does Not Foresee Paying Cash Dividends In The Foreseeable Future.

China Shenghuo Pharmaceutical Holdings, Inc. currently intends to retain any future earnings for funding growth. China Shenghuo Pharmaceutical Holdings, Inc.’s does not anticipate paying any dividends in the foreseeable future. As a result, you should not rely on an investment in China Shenghuo Pharmaceutical Holdings, Inc.’s securities if you require dividend income. Capital appreciation, if any, of China Shenghuo Pharmaceutical Holdings, Inc.’s shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in China Shenghuo Pharmaceutical Holdings, Inc.’s at or above the price you paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding Shenghuo’s and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including Shenghuo’s financial condition, results of operations, and the expected impact of the Merger on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting Shenghuo will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Shenghuo’s reliance on one product for over 90% of its revenues;

•	Shenghuo’s reliance on one supplier for Sanchi, a scarce plant that is the primary ingredient in almost all of Shenghuo’s product;

•	The ability of Shenghuo to develop and market new products;

•	Shenghuo’s ability to establish and maintain a strong brand;

•	Continued maintenance of certificates, permits and licenses required to conduct business in China;

•	Protection of Shenghuo’s intellectual property rights;

•	The market acceptance of Shenghuo’s products;

•	Changes in the laws of the PRC that affect Shenghuo’s operations;

•	Any recurrence of severe acute respiratory syndrome, or SARS;

•	Shenghuo’s ability to obtain all necessary government certifications and/or licenses to conduct its insurance business;

•	Development of a public trading market for Shenghuo’s securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on Shenghuo’s operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Shenghuo China’s Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Shenghuo undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10 or Form 10-SB, see Item 2.02 for “Management’s Discussion and Analysis of Shenghuo China’s Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein. Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein. Attention is also directed to Item 9.01, which provides Shenghuo China’s audited financial statements as of and for the period ended December 31, 2005, the unaudited financial statements as of and for the six months ended June 30, 2006, and pro forma financial information regarding the effects of the Share Exchange.

Item 2.02 Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF SHENGHUO CHINA’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Kunming Shenghuo Pharmaceutical Co., Ltd.’s (referred to herein as the “Company”, “China Shenghuo”, “we”, “our”, or “us”) financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this information statement.

FORWARD-LOOKING STATEMENTS

The following discussion should be read in conjunction with China Shenghuo’s consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.

This filing contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect China Shenghuo’s management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond China Shenghuo’s control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

We are primarily engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products. Almost all of our products are derived from the medicinal herb Panax notoginseng, also known as Sanqi, Sanchi or Tienchi. Panax notoginseng is a greyish-brown or greyish-yellow plant that only grows in a few geographic locations on Earth, one of which is Yunnan Province in southwest China, where we are located. The main root of Panax notoginseng are cylindrical shaped and are most commonly one to six centimeters long and one to four centimeters in diameter. Panax notoginseng saponins (PNS), the active ingredients in Panax notoginseng, are extracted from the plant using high-tech equipment and in accord with Good Manufacturing Practice (GMP) standards. Our main product, Xuesaitong Soft Capsules, accounted for more than 90% of our sales for each of the year ended December 31, 2005 and the six months ended June 30, 2006.

Our marketing team maintains sales offices or agents in approximately 20 provinces throughout China. The sales network covers approximately 186 cities and is staffed by approximately 400 sales representatives. Xuesaitong Soft Capsules, which are subject to wholesale and retail price controls by the Chinese government, is primarily sold in China, but the product is also sold in various developing countries, including Malaysia, Indonesia and Kyrgyzstan. Sales of the product in China are regulated by the SFDA as a prescription drug and therefore must be sold to consumers through hospital pharmacies and cannot be advertised, thus limiting the ability of the company to market the brand. Approximately 15% of sales of Xuesaitong Soft Capsules is sold by Shenghuo to hospitals directly while approximately 85% of sales are made to distributors. Our three largest customers are Yunnan Province Pharmaceutical, Ltd., Xinjiang Province New & Special National Pharmaceutical Co., Ltd. and Donguan City Medicinal Company, all of which accounted for 21.7% and 24.5% of our sales for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

Company History

We were formed in 1995 as a limited company under the laws of the People’s Republic of China (“PRC”) with an initial capitalization of approximately $602,000, with Kunming Nanguo Biology Source Development Institute (“Nanguo”) owning approximately 55% of our outstanding equity interests and Guangdong Maoming Huazhou Company (“Guangdong”) owning approximately 45% of our equity interests. In November 1999, Guangdong transferred all of its equity interests to Nanguo, which, as a result, became our 100% parent. Also in November 1999, Nanguo entered into an agreement with the Pharmaceutical Institute of Kunming Medical College (the “College”) to purchase the rights to the technology for the preparation of Sanchi, including the technology of extracting and separating the Sanchi from Panax notoginseng, analysis data, the conditions and methods of synthesize, manufacture and the quality-control. Terms of the agreement required an initial payment of approximately $217,000 and a final payment of approximately $3.9 million upon receiving governmental approval and protection for the developed techniques. In March 2000, Nanguo made an additional net investment of approximately $1.3 million and a new investor, Yunnan Yunwei (Group) Co.,LTD (“Yunwei”) made a capital investment of approximately $3.7 million into our company, and in May 2002, a new investor, Guotou Venture Capital Co., LTD (“Guoto”), made an investment of approximately $483,000. In August 2004, Nanguo sold the rights to the technology to our company for approximately $3.5 million, and in January 2005, Nanguo purchased all of the equity interests held by Yunwei for approximately the same amount, resulting in Nanguo becoming our 93.75% parent, and Guoto percentage holding in our company became 6.25% of our outstanding equity interests. In 2006, Nanguo transferred its 93.75% interest to Lan’s Int’l Medicine Investment Co., Ltd., a company formed under the laws of Hong Kong, and we were restructured into Chinese Foreign Equity Joint Venture under the laws of the PRC.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual experience may differ from these estimates.

Foreign Currency Translation - Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The functional currency of our operating subsidiaries in the PRC is the Chinese Yuan Renminbi (“CNY”); however, our consolidated financial statements have been expressed in United States Dollars (“USD”). The consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The consolidated statements of operations have been translated using the weighted average exchange rates prevailing during the operating periods of each statement.

Principles of Consolidation - Our consolidated financial statements present the operations of our company and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates - The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Values of Financial Instruments— The carrying amounts reported in our consolidated balance sheets for accounts receivables, other receivables, advances to suppliers, accounts payable, accrued liabilities and advances from customers approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of amounts due from related parties and amounts due to related parties were determined based upon the estimated discounted value of the future cash flows expected to be received from or paid on the financial instruments. The discount rates used were estimated based upon the risks associated with the financial instruments and based upon our estimated current incremental rate of borrowing. As a result, amounts due from related parties have a fair value at June 30, 2006, December 31, 2005 and December 31, 2004 of $47,355, $168,846, and $43,254, respectively.

Cash and Cash Equivalents - Our cash and cash equivalents are maintained in bank deposit accounts. We have not experienced any losses with respect to these deposits. Cash and cash equivalents include interest bearing and non-interest bearing bank deposits, money market accounts, and short-term certificates of deposit with original maturities of three months or less. We did not enter into any hedge contracts during any of the periods presented.

Accounts and Other Receivables and Allowance for Doubtful Accounts - Trade receivables and other receivables are carried at original invoiced amounts less an allowance for doubtful accounts. An allowance for uncollectible accounts receivable is established by charges to operations for amounts required to maintain an adequate allowance, in management’s judgment, to cover anticipated losses from customer accounts and sales returns. Such accounts are charged to the allowance when collection appears doubtful. Any subsequent recoveries are credited to the allowance account. Customers that have outstanding balances for longer than three months have their credit curtailed. Other receivables consist of business advances to employees for travel and related expenses and various prepaid expenses. We believe that the allowance for doubtful accounts is consistent with industry standards in the PRC based on the products that are being sold.

Inventory - Inventories are stated at weighted average cost. When market value of the inventory products is lower than the weighted average cost, inventory is reduced to its net realizable value.

Property and Equipment - Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Gains or losses on sales or retirements are included in the statements of operations in the period of disposition, determined by reference to their carrying amounts. We review our property and equipment periodically for changes in circumstances that would indicate its recoverable carrying value is less than its net book value. If such circumstances occur, impairment is charged to such items.

Intangible Assets - Acquisition costs of techniques, formulas, and land use rights are capitalized at their acquisition cost and amortized using the straight-line method over their estimated useful lives. For those intangible assets with legal protection over a specific period, their useful life is the protected period. Assets that do not have legal protection periods are amortized over 10 years. Research and development costs are expensed during the period incurred. We do not capitalize internally generated intangible assets.

Impairment of Long Lived Asset - We review our long lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. We evaluate, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. We use an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 2005, we did not consider any of our long lived assets to be impaired.

Other Payables and Accrued Expenses - Other payables and accrued expenses consists of accrued payroll expense, accrued welfare expense and other various items.

Advances to Suppliers and Advances from Customers - We will often make advanced payments to suppliers for materials, or receive advance payments from customers. Advances to suppliers were $92,708, $84,434 and $89,292 as of June 30, 2006, December 31, 2005 and 2004, respectively. The advance payments to suppliers may include provisions that set the purchase price and delivery date of raw materials. Advances from customers were $288,094, $246,382 and $3,189,364 as of June 30, 2006, December 31, 2005 and 2004, respectively.

Revenue Recognition - We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Cost of Revenues - The cost of revenues are the direct expenses incurred in producing the pharmaceuticals and cosmetics, which include materials, wages, handling charges, and a portion of overhead expenses associated with the manufacture and delivery of products.

Shipping and Handling Costs - Shipping and handling billed to customers is recorded as revenue. Shipping and handling costs are included in cost of revenues.

Research and Development - We charge research and development costs to operations in the period incurred.

Advertising - Advertising expense was $27,490 and $33,715 for the six months ended June 30, 2006 and 2005, respectively and $99,272 and $64,842 for the years ended December 31, 2005 and 2004, respectively.

Basic and Diluted Earnings (Loss) per Share - Basic and diluted earnings (loss) per share are calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated to give effect to potentially issuable dilutive common shares. There are no potentially issuable shares that would affect diluted earnings (loss) per share for any of the periods presented.

Retirement Benefit Plans - We make monthly contributions to various employee retirement benefit plans organized by provincial governments in the PRC in accordance with rates prescribed by them. The provincial governments undertake to assume the retirement benefit obligations of all existing and future retired employees of our company. Contributions to these plans are charged to expense as incurred.

Comprehensive Income - Other comprehensive income presented in the consolidated financial statements consists of cumulative foreign currency translation adjustments.

Credit Risk - The carrying amounts of accounts receivable included in the balance sheets represent our major exposure to credit risk in relation to its financial assets. No other financial assets carry a significant exposure to credit risk. We perform ongoing credit evaluations of each customer’s financial condition. We maintain allowances for doubtful accounts and such allowances in the aggregate have not exceeded management’s estimations.

Results of Operations

The following table sets forth our statements of operations for the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004 in U.S. dollars:

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)
	(In thousands, except per share data)

Sale of products	$8,654	$3,658	$11,067	$7,598
Cost of products sold	3,164	1,447	4,218	2,739
Gross profit	5,491	2,211	6,848	4,858

Operating expenses:
Selling expense	1,715	1,882	3,159	3,092
General and administrative expense	1,032	522	869	1,258
Research and development expense	45	87	132	171
Total operating expenses	2,792	2,491	4,159	4,521

Income (loss) from operations	2,698	(279)	2,689	337

Other income (expense):
Interest income	2	11	13	10
Income from research and development activities	--	--	--	483
Non-operating income	71	18	27	34
Interest expense	(370)	(178)	(523)	(455)
Non-operating expenses	(5)	(17)	(21)	(24)
Net other income (expense)	(302)	(166)	(503)	48

Income (loss) before income taxes	2,396	(446)	2,186	385
(Provision for) benefit from income taxes	(438)	124	(445)	(186)
Minority interest in (income) loss of subsidiaries	(108)	58	(52)	(61)
Net income (loss)	$1,850	$(263)	$1,689	$138

Net income (loss)	$1,850	$(263)	$1,689	$138
Foreign currency translation adjustment	29	--	47	3
Comprehensive income (loss)	$1,879	$(263)	$1,736	$142

Basic and diluted earnings (loss) per share	$0.11	$(0.02)	$0.10	$0.01

Weighted-average shares outstanding	16,256	16,256	16,256	22,325

Six Months Ended June 30, 2006 and 2005

Sales of products for the six months ended June 30, 2006 was approximately $8.7 million, an increase of approximately $5.0 million, or 136.6%, from $3.7 million for the comparable period of 2005. The increase was due to increased sales of our primary product, Xuesaitong Soft Capsules, which was added to China’s National Medical Insurance List in 2005. In addition, we had increased collections of past due account receivables in the beginning of 2006 and gradually improved the inventory turnover.

Costs of products sold for the six months ended June 30, 2006 was approximately $3.2 million, an increase of approximately $1.7 million, or 118.7%, from $1.4 million for the six months ended June 30, 2005. The increase was primarily related to an increase in our sales of products. Gross margin for the six months ended June 30, 2006 was 63.5% as compared with 60.4 % for the six months ended June 30, 2005. The slight increase in gross margin was due to lower raw materials prices resulting from higher purchase volumes required to support increased product sales. Margins may decrease on a go forward basis.

Selling expenses was approximately $1.7 million for the six months ended June 30, 2006, a decrease of $167,000, or 8.9%, from $1.9 million for the six months ended June 30, 2005. General and administrative expenses was $1.0 million for the six months ended June 30, 2006, an increase of $510,000 or 97.7%, from $522,000 for the six months ended June 30, 2005. The increase was primarily due to our recent focus on business expansion, in addition to increased costs related to overhead, vehicle fees, consulting fees and the depreciation of fixed assets.

Net other income (expense), which includes net interest income, income from research and development activities, non-operating income, interest expenses and non-operating expenses, were $(302,000) in the six months ended June 30, 2006 and $(166,000) in the six months ended June 30, 2005. The change was primarily due to increased interest expenses during the six months ended June 30, 2006 related to outstanding loans, partially offset by an increase in non-operating income.

Provision for income taxes was $(438,000) for the first six months of 2006 compared with a benefit from income tax of $124,000 for the first six months of 2005. The change was related to increased sales of products in the first six months of 2006. We are generally subject to corporate income tax in the PRC at a rate of 30% and a local income tax rate of 3%; however, since we are located in the Economic and Technological Development Zone in the PRC, we are currently subject to a corporate income tax rate of 15%. In addition, one of our subsidiaries, Shenghuo Medicine Co., LTD, has benefited from income tax exemption since 2004, the year it was established.

Net income increased from to $1.9 million for the six months ended June 30, 2006 from a net loss of $(263,000) for the six months ended June 30, 2005. In the six months ended June 30, 2006 and the six months ended June 30, 2005, we also had a foreign currency translation adjustment of $29,000 and nil, respectively, which resulted in comprehensive income (loss) of $1.9 million and $(263,000), respectively.

Years Ended December 31, 2005 and 2004

Sales of products for the year ended December 31, 2005 was approximately $11.1 million, an increase of approximately $3.5 million, or 45.7%, from $7.6 million for the comparable period of 2004. The increase was primarily due to increased sales of our primary product, Xuesaitong Soft Capsules, which was added to China’s National Medical Insurance List in 2005.

Costs of products sold for the year ended December 31, 2005 was approximately $4.2 million, an increase of approximately $1.5 million, or 54.0%, from $2.7 million for the year ended December 31, 2004. Gross margin for the year ended December 31, 2005 was 61.9 % as compared with 64.0 % for the year ended December 31, 2004. The drop in our gross margin was due to an increase in raw materials prices.

Selling expenses was approximately $3.2 million for the year ended December 31, 2005, an increase of $66,000, or 2.2%, from $3.1 million for the year ended December 31, 2004. General and administrative expenses was $1.0 million for the year ended December 31, 2005, a decrease of $428,000, or 30.0%, from $1.4 million for the year ended December 31, 2004. The reduction in general and administrative expense was primarily attributed to a decrease in our bad debt allowance.

Net other income (expense), which includes net interest income, income from research and development activities, non-operating income, interest expenses and non-operating expenses, was $(503,000) in the year ended December 31, 2005 and $48,000 in the year ended December 31, 2004. The change was primarily due to governmental grants for research and development of $483,000 that we received in 2004.

Provision for income taxes was $(445,000) for the year ended December 31, 2005 compared with $(186,000) for the year ended December 31, 2004. Since we are located in the Economic and Technological Development Zone in the PRC, we are currently subject to a corporate income tax rate of 15%. In addition, one of our subsidiaries, Shenghuo Medicine Co., LTD, has benefited from income tax exemption since 2004, the year it was established.

Net income increased from $1.9 million for the year ended December 31, 2005 from $138,000 for the year ended December 31, 2004. In the year ended December 31, 2005 and the year ended December 31, 2004, we also had a foreign currency translation adjustment of $46,000 and $3,000, respectively, which resulted in comprehensive income of $1.7 million and $142,000, respectively.

Liquidity and Capital Resources

At June 30, 2006, we had cash and cash equivalents of $1,004,910. Prior to August 2006 we historically financed our business operations through bank loans.

We have borrowed from banks and other institutions and have amounts of approximately $8.8 million in short-term loans and $1.3 million in long-term loans as of June 30, 2006. The interest rates on our short term loans range from a 5% flat fee to 6.138% per annum. We have approximately $150,000 due in October 2006, $1.2 million due in September 2006 and $7.4 million due in January 2007. Our long term debt is comprised of single payment notes with interest rates ranging from 4.5% to 6.34% per annum. Our long-term debt is secured by a mortgage on our assets.

We have also borrowed funds from our officers. At June 30, 2006, we had payables due to two of our officers in the amount of approximately $1.1 million and due to our former parent company in the amount of $196,000. These amounts are due on demand and do not accrue interest.

On August 31, 2006, concurrently with the close of the Share Exchange, we received gross proceeds of $1,800,000 in a private placement transaction (the “Private Placement”). For its services as placement agent in the Private Placement, WestPark Capital, Inc. was paid a commission equal to 9.0% of the gross proceeds from the financing, in addition to a 2% non-accountable expense fee, for an aggregate amount fee of $198,000. We also incurred legal and accounting expenses of approximately $150,000. After commissions and expenses, we received net proceeds of approximately $1.5 million.

Net cash used by operating activities for the six months ended June 30, 2006 was $855,000, as compared to $1.7 million used for the same period in 2005. The change is primarily the result of an increase in turnover during the first six months of 2006, as well as an increase in sales of products. Net cash provided by operating activities for the year ended December 31, 2005 was $102, as compared to $1.4 million provided for the year ended December 31, 2004. The decrease in cash provided from operating activities is primarily the result of decrease in advance from customers during the year ended December 31, 2005.

Net cash provided by investing activities was $9,000 for the first six months of 2006 compared to net cash used of $107,000 for the same period in 2005. The change was primarily a result of an increase in cash flows related to receivables from related parties. Net cash used by investing activities was $1.5 million for the year ended December 31, 2005, as compared to net cash used of $30,000 for the year ended December 31, 2004. The decrease in cash used was primarily a result of increase of capital expenditures and acquisition of land use rights in 2005.

Net cash provided by financing activities was $376,000 for the first six months of 2006 compared to $1.4 million provided for the first six months of 2005. The decrease was primarily due to a decrease of proceeds from short-term loans from $3.2 million for the first six months of 2005 compared to nil for the same period in 2006. The decrease was partially offset by no payment on long-term loans during the first six months ended 2006, compared to $1.9 during the same period in 2005. Net cash provided by financing activities was $2.3 million for the year ended December 31, 2005 compared to cash used in the amount of $2.7 million for the year ended December 31, 2004. The increase in cash provided in financing activities between the years ended December 31, 2005 and 2004 was primarily due to a $3.4 million distribution to shareholders that occurred in 2004.

At June 30, 2006, we had no material commitments for capital expenditures other than for those expenditures incurred in the ordinary course of business.

As of June 30, 2006, our accounts receivable (less allowance for doubtful accounts of $1.2 million) were $7.2 million, an increase of $4.8 million, or 208.7%, over accounts receivable of $2.3 million as of December 31, 2005. The increase in accounts receivable reflected the increase in sales. Because the collection period typically runs from three months to one year, the increase in accounts receivable reflects not only the increase in sales but also the long collection period. Since we require one to two months to receive products we order, we have been increasing our inventories in order to enable us to meet anticipated increases in sales. In addition, our payment cycle is considerably shorter than our receivable cycle, since we typically pay our suppliers all or a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Our payable decreased as we paid our suppliers more rapidly that we received payments from our customers. In addition, our customer deposits declined December 31, 2005 to June 30, 2006. We require our customers are to pay certain percentage of the sales price as deposit before we ship products to the customers. The percentage varies from customer to customer. During the course of business, we reduce the deposit requirement for some customers with good credit. To the extent that we cannot satisfy our cash needs, whether from operations or from a financing source, our business would be impaired in that it may be difficult for us to obtain products which could, in turn, impair our ability to generate sales.

We believe that our available funds and cash generated from operations will provide us with sufficient capital for at least the next 12 months; however, we may require additional capital for the acquisition or for the operation of the combined companies. As of the date of this report, we have no material commitments for capital expenditures. We cannot assure that such funding will be available.

In the course of our business, we must make significant deposits to our suppliers when we place an order. At June 30, 2006, our advance payments to our suppliers totaled approximately $93,000. At June 30, 2006, our cash and cash equivalents balance was approximately $1.0 million.

Seasonality

Sales in the first quarter are usually lower due to people traveling and taking vacations during the traditional Chinese New Year and Chinese Spring Festival. Sales in the fourth quarter are usually higher.

Off-Balance Sheet Arrangements

None.

Legal Proceedings

In 2003, we were sued by a former employee for allegedly violating his contract and the courts entered a judgment in favor of the employee in 2003 for $128,978, which included litigation costs. We accrued the liability for this loss at December 31, 2003 and paid the amount of the judgment to the employee on April 27, 2004. In 2006, the plaintiff asked the court to force us to pay a penalty in the amount of $100,000 for not paying the judgment in a timely manner. The court, which is the process of reviewing the request for the penalty, has frozen a bank account of ours that holds $105,284. No amount has been recorded on our books in connection with the claim for the penalty as the outcome is not certain.

Recently Enacted Accounting Pronouncements

On January 1, 2006, we adopted SFAS No. 151, Inventory Costs - An Amendment of ARB No. 43, Chapter 4 (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The effects of adoption of SFAS 151 were not material.

On January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which revises SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R also superseded APB 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Under SFAS 123R, share-based payments to employees, including the fair value of grants of employee stock options, are recognized in the income statement at their fair value, generally over the option vesting period. The effects of adoption of SFAS 123R were not material.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets—An Amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“SFAS 153”). SFAS 153 eliminated the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Non-monetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The effects of adoption of SFAS 153 were not material.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. It is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The effects of adoption of SFAS 154 were not material.

In June 2005, the FASB Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements. The guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. The guidance is effective for periods beginning after June 29, 2005. The effects of adoption of EITF No. 05-6 were not material.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and related interpretations. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to recognition as liabilities. SFAS 155 eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for our company for all financial instruments acquired or issued beginning January 1, 2007. The impact of adoption of this statement on the Company’s consolidated financial statements, if any, has not yet been determined.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 (SFAS 140). SFAS 156 amends SFAS 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and related interpretations. SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. It also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 permits an entity to use either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for our company as of January 1, 2007. The impact of adoption of this statement on our consolidated financial statements, if any, has not yet been determined.

Foreign Currency Risk

Since all of our operations are conducted in the PRC, we are subject to special considerations and significant risks not typically associated with companies operating in the United States of America. These risks include, among others, the political, economic and legal environments and foreign currency exchange rate fluctuations. Our operational results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to medical reforms and other laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from its operations in the PRC. In addition, all of our revenue is denominated in the Chinese Yuan Renminbi (“CNY”), which must be converted into other currencies before remittance out of the PRC. Both the conversion of CNY into foreign currencies and the remittance of foreign currencies abroad require approval of the PRC government. The effect of the fluctuations of exchange rates is not considered to be material to our business operations.

Interest Rate Risk

We do not have significant interest rate risk, as our debt obligations are primarily fixed of interest rates.

Item 3.02 Unregistered Sales of Equity Securities.

On August 31, 2006, pursuant to the terms of the Exchange Agreement entered into by and between SRKP 8, Inc. (“SRKP 8”), with Kunming Shenghuo Pharmaceutical (Group) Co., Ltd. (“Shenghuo China”) and a 93.75% shareholder of Shenghuo China (as described in Item 2.01 above), SRKP 8 issued 16,255,400 shares of common stock to the shareholder and its designees in exchange for 93.75% of the equity interest of Shenghuo China. The securities were offered and sold to the shareholder of Shenghuo China in reliance upon exemptions from registration either pursuant to Regulation S of the Securities Act of 1933, as amended. Pursuant to the terms of the Exchange Agreement, Shenghuo agreed to register 1,042,400 shares of common stock that SRKP 8 issued to designees of LIMI (the former majority shareholder of Shenghuo China) upon the closing of the Share Exchange and all of the 664,000 shares of common stock held by SRKP 8 shareholders immediately prior to the Share Exchange.

On August 31, 2006, immediately following the closing of the Share Exchange, Shenghuo received gross proceeds of $1,800,000 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, Shenghuo sold an aggregate of 2,000,000 shares of Shenghuo common stock at a price of $0.90 per share. Shenghuo agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor, a form of which is attached hereto as Exhibit 10.1. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving Shenghuo’s securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

POST-MERGER DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, $.0001 par value per share, of which 19,119,400 shares are issued and outstanding as of the close of the Share Exchange. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of the Company’s common stock

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors of the Company;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon the Company’s liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of the Company’s stockholders.

The holders of shares of the Company’s common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of the Company’s directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

At the completion of the Share Exchange and Private Placement, and after giving effect to the Company’s cancellation of 2,036,000 shares immediately prior to the Share Exchange, Lan’s Int’l Medicine Investment Co., Limited beneficially owns approximately 85% of the outstanding shares of the Company’s common stock. Accordingly, after completion of the Share Exchange, this stockholder is in a position to control all of the Company’s affairs.

Preferred Stock

The Company may issue up to 10,000,000 shares of its preferred stock, par value $.0001 per share, from time to time in one or more series. Immediately after the Share Exchange, no shares of preferred stock have been issued. The Company’s Board of Directors, without further approval of the Company’s stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Company’s common stock and prior series of preferred stock then outstanding.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The shares of common stock of the Company are not currently listed or quoted for trading on any national securities exchange or national quotation system. The Company intends to apply for the listing of its common stock on the American Stock Exchange. If and when the Company’s common stock is listed or quoted for trading, the price of its common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. The Company believes that a number of factors, both within and outside its control, could cause the price of the Company’s common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of its common stock:

•	The Company’s ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	The Company’s financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and efficiency of the Company’s proposed products and services or its competitors’ products and services;

•	Announcements of innovations or new products or services by the Company or its competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on the Company’s business;

•	The development of litigation against the Company;

•	Period-to-period fluctuations in the Company’s operating results;

•	Changes in estimates of the Company’s performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of the Company; and

•	General economic and other national conditions.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

The Company is subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of the Company, including changes a stockholder might consider favorable. In particular, the Company’s certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide the Company’s board of directors with the ability to alter its bylaws without stockholder approval;
•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;
•	provide that vacancies on the Company’s board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring the Company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for the Company’s shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in the Company’s management.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On August 31, 2006, China Shenghuo Pharmaceutical Holdings, Inc. (the “Company”) dismissed AJ. Robbins, PC ("AJ. Robbins") as its independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange. The Company engaged AJ. Robbins to audit its financial statements for the year ended December 31, 2005. The decision to change accountants was approved and ratified by the Company’s Board of Directors. The report of AJ. Robbins on the financial statements of the Company for the fiscal year ended December 31, 2005 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2005.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements. A copy of the letter from AJ. Robbins to the Commission, dated September 1, 2006, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged Hansen, Barnett & Maxwell, PC as the Company’s independent registered public accounting firm as of August 31, 2006. Hansen, Barnett & Maxwell, PC served as Shenghuo China’s independent registered certified public accountants for the fiscal year ended December 31, 2005.

Item 5.01  Changes in Control of Registrant.

OVERVIEW

On June 30, 2006, SRKP 8, Inc. (referred to herein as “SRKP 8”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Shenghuo China and Lan’s Int’l Medicine Investment Co., Limited, a Hong Kong corporation and shareholder holding 93.75% of the equity interest of Shenghuo China (“LIMI”). On August 11 and 28, 2006, the parties entered into Amendment No. 1 and 2 to the Exchange Agreement, respectively. Pursuant to the Exchange Agreement, as amended, Shenghuo issued 16,255,400 shares of its common stock to LIMI and its designees in exchange for 93.75% of the equity interest of Shenghuo China (the “Share Exchange”). The Share Exchange closed on August 31, 2006. Upon the closing of the Share Exchange, SRKP 8 (i) became the 93.75% parent of Shenghuo China, (ii) assumed the operations of Shenghuo China and its subsidiaries and (iii) changed its name from SRKP 8, Inc. to China Shenghuo Pharmaceutical Holdings, Inc.

Upon the closing of the Share Exchange, SRKP 8 issued an aggregate of 16,255,400 shares of its common stock to LIMI and its designees in exchange for 93.75% of the equity interest of Shenghuo China. Pursuant to the Exchange Agreement, SRKP 8 issued 15,213,000 shares of common stock to LIMI and 567,600 and 474,800 shares of common stock to Marvel International Limited and FirstAlliance Financial Group, Inc., respectively, as designees of LIMI. In addition, at the closing of the Share Exchange, the Company issued 200,000 shares of its common stock and five year warrants to purchase 100,000 shares of its common stock at a per share exercise price of $2.50 for investor relations services (the “IR Securities”). Immediately following the closing of the Share Exchange and after giving effect to the issuance of the IR Securities, LIMI and its designees beneficially owned approximately 85.0% of the issued and outstanding common stock of SRKP 8, the pre-existing shareholders of SRKP 8 owned the remaining 3.5% and investors in the Private Placement (described below) held by SRKP 8 that closed concurrently with the Share Exchange owned 10.5%. SRKP 8 issued no fractional shares in connection with the Share Exchange. Immediately after the closing of the Share Exchange, SRKP 8 changed its corporate name to China Shenghuo Pharmaceutical Holdings, Inc.

Immediately prior to the Share Exchange and Private Placement, SRKP 8 and certain SRKP 8 shareholders agreed to cancel an aggregate of 2,036,000 shares of common stock such that there were 664,000 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. Immediately after the closing of the Share Exchange and Private Placement, Shenghuo had 19,119,400 outstanding shares of common stock and no options and warrants to purchase its common stock.

Pursuant to the terms of the Share Exchange, Shenghuo agreed to register the remaining 664,000 shares of common stock held by SRKP 8 shareholders immediately prior to the Share Exchange. Of these 664,000 shares, 348,600 shares are to be covered by the registration statement filed in connection with the Private Placement (described below) and 315,400 shares, which are held by affiliates of Westpark are to be included in a subsequent registration statement filed by Shenghuo within ten days after the end of the six month period that immediately follows the date on which Shenghuo files the registration statement to register the shares issued in the Private Placement The Company also agreed to register the IR Securities in the registration statement filed in connection with the Private Placement and to include 1,042,400 shares of common stock that were issued to FirstAlliance Financial Group, Inc. and Marvel International Limited as designees of LIMI (the former majority shareholder of Shenghuo China) upon the closing of the Share Exchange in the subsequent registration statement that it agreed to file to register the shares held by the affiliates of Westpark.

The shares of common stock of Shenghuo are not currently listed or quoted for trading on any national securities exchange or national quotation system. Shenghuo intends to apply for the listing of its common stock on the American Stock Exchange.

The shares of the SRKP 8’s common stock issued to the sole stockholder of Shenghuo China in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Shenghuo intends to carry on the business of Shenghuo China and Shenghuo China subsidiaries. Shenghuo has relocated its executive offices to those of Shenghuo China at No. 2, Jing You Road, Kungming National Economy & Technology Developing District, Peoples Republic of China and its telephone number is 0086-871-7282628.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition, because the 93.75% shareholder of Shenghuo China owns a majority of the issued and outstanding shares of common stock of Shenghuo immediately following the exchange.  Due to the issuance of the 16,255,400 shares of the SRKP 8’s common stock, a change in control of the Shenghuo occurred on August 31, 2006, the date of the consummation of the Share Exchange.

At the consummation of the Share Exchange, the Shenghuo’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Gui Hua Lan, Feng Lan, Lei Lan, and Zheng Yi Wang to the board of directors of the Company, with Gui Hua Lan serving as Chairman. The directors and officers of the Shenghuo prior to the Share Exchange then resigned as officers and directors of Shenghuo upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, the Shenghuo’s board appointed Gui Hua Lan as Chief Executive Officer, Feng Lan as President, Qiong Hua Gao as Chief Financial Officer, Lei Lan as Executive Director of Sales, Peng Chen as Chief Technological Officer and Zheng Yi Wang as Executive Director of Exports.

After the Share Exchange was concluded, the Company changed its corporate name from “SRKP 8, Inc.” to “China Shenghuo Pharmaceutical Holdings, Inc.”

The execution of the Exchange Agreement was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2006 and a copy of the Exchange Agreement was filed as Exhibit 2.1 to the Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 28, 2006. The execution of Amendment No. 1 to the Exchange Agreement was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2006 and is filed as Exhibit 2.1(a) to this Form 8-K. Amendment No. 2 to the Exchange Agreement, which is attached hereto as Exhibit 2.1(b), was entered into on August 28, 2006 and extended the closing date and addressed payment of liabilities of SRKP 8 at the closing. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of the Company and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of the Company.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of the Company:

Name	Age	Position
Gui Hua Lan	63	Chief Executive Officer and Chairman of the Board
Feng Lan	33	President and Director
Lei Lan	32	Executive Director of Sales and Director
Qiong Hua Gao	39	Chief Financial Officer
Peng Chen	32	Chief Technological Officer
Zheng Yi Wang	61	Executive Director of Exports, Corporate Secretary and Director

Gui Hua Lan has been Chief Executive Officer and Chairman of the Board since 1995. Mr. Lan was born in Yulin, Guangxi Province and has a Bachelor’s degree in engineering. He also studied at the Chongqing School of Banking and the University of Yunnan from 1959 to 1966. After graduation, Mr. Lan worked in the fields of finance, media, and government in China. In 1980, Mr. Lan established his own enterprise devoted to research on traditional Chinese medicine. From 1995 to 1999, Mr. Lan served as President of the company. Over the last 25 years, he has overseen the successful commercial development of a large number of traditional Chinese medicine-based drugs and nutritional supplements. He owns over 20 national and international patents and has written and published numerous articles and reports on economics, many of which have been recognized by the World Organization for Traditional Chinese Medicine, Chinese economics and management institutions, and the Chinese Academy of Social Sciences. Mr. Lan also serves as President and Chairman of Kunming Nanguo Biologicial Resources Development Corp., Ltd., a pharmaceutical research company in China, and President and Chairman of Lan’s Int’l Medicine Investment Co., Limited, the controlling shareholder of Shenghuo. Mr. Lan also holds a number of prominent political posts including,: Political commissar of Yunnan Province, committee of special economy association, committee of business association in Yunnan province, Standing Director of Chinese Entrepreneurs, Vice-chairman of the Yunnan Institution of Chinese International Trade Academics Association, Vice-chairman of Yunnan Technique Enterprises Association, president of the chamber of commerce for pharmaceuticals and health foods.

Feng Lan has been President and Director since March 2002. Mr. Lan has a Bachelor’s degree in engineering. Mr. Lan graduated from Yunnan traditional Chinese Medicine College in 1996, where he majored in pharmacology. He also completed graduate studies in pharmacology at the Kunming Medicine College in 2002. Mr. Lan is a senior engineer and an academic leader in Kunming. He joined Kunming in 1996, and was Secretary of the Technical Department from September 1996 to December 1999 and General Engineer from March 2000 to March 2005. In October 2004, he was elected as the new General Manager of the group and also the General Manager of the pharmaceutical company. During his tenure, he has achieved successes such as developing Xuesaitong Soft Capsule and improved production techniques and quality control systems. Mr. Lan also serves as a Director of Lan’s Int’l Medicine Investment Co., Limited, the controlling shareholder of Shenghuo. In 1999, he received an engineering certificate. He was awarded third prize of Science and Technology Progress in Yunnan province. In 2002, he was awarded the title of Technician Making Outstanding Contributions to Kunming city.

Lei Lan has been Executive Director of Sales since October 2004 and a Director since November 2004. Mr. Lan joined Shenghuo in 1995 and served as a vice manager of sales from July 1997 to June 1999. He also served as manager of the Yunnan Department from July 1997 to June 1999, where he managed sales within the province. Controller, Marketing Manager, and he also served as Vice General Manager of Sales from June 1999 to January 2002 and he served as Marketing Manager and Controller from June 1999 to January 2002. Mr. Lan graduated from Yunnan Ethnic Academy in July 2005 with a major in economics and management.

Qiong Hua Gao has been Chief Financial Officer since January 2005. Ms. Gao has been with Shenghuo since 2000. From December 2001 to January 2005, Ms. Gao served as the minister of the finance department. From July 2001 to December 2001, she served as a district accountant for sales, and from July 2000 to July 2001, she served as an accountant in Shenghuo’s Yunnan Market Department. From October 1991 to April 2000, Ms. Gao was principal accountant of Kunming Panlong Commercial Building. Ms. Gao graduated from Yunnan finance and trade institute, with an accounting degree. She joined the group in 1997, and has been in positions such as section chief of financial department, financial secretary of sales, and financial secretary of pharmaceuticals.

Peng Chen has been Chief Technological Officer since January 2005. Ms. Chen joined Shenghuo in 1996 and served as manager of the technology department from October 2001 to December 2004. Ms. Chen has also served as manager of quality control. Ms. Chen graduated from Yunnan traditional Chinese Medicine College in 1996 with a major in pharmacology and completed her graduate study at the Kunming Medicine College in 2002. Ms. Chen is also vice chief physician and has been in positions like section chief of quality control department, vice secretary and secretary of the techniques department.

Zheng Yi Wang has served as Executive Director of Exports since November 2005 and he served as Corporate Secretary and a Director since August 2004. From June 1999 to July 2004, Mr. Wang served as Shenghuo’s vice manager of the pharmaceuticals department, where he oversaw the manufacturing operations. Mr. Wang also served as director of the enterprise management department from August 2004 to April 2006 and has served as director of the administration center from May 2006, where he assists in management and executive affairs. Since August 2004, Mr. Wang has been a dispatching director of National Investment Entrepreneur Limited, a bio-resource company. Mr. Wang also serves as a director of Kunming Nanguo Biologicial Resources Development Corp., Ltd., a pharmaceutical research company, and a director of Lan’s Int’l Medicine Investment Co., Limited, the controlling shareholder of Shenghuo. Mr. Wang graduated from the Kunming Medicine College in July 1968 with a major in medical treatment.

Family Relationships

Gui Hua Lan is the father of Lei Lan and Feng Lan, who are brothers. Feng Lan is the spouse of Peng Chen.

Director Compensation

Shenghuo does not currently have an established policy to provide compensation to members of its Board of Directors for their services in that capacity. Shenghuo intends to develop such a policy in the near future.

The Board of Directors and Committees

Shenghuo’s Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by its Board of Directors as a whole. Shenghuo is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. Shenghuo intends to create board committees in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Tables

The following table sets forth information concerning the compensation for Shenghuo China and its wholly owned subsidiary for the three fiscal years ended December 31, 2005 of the chief executive officer; no other executive officers’ annual salary and bonus exceeded $100,000 in such years (collectively, the “Named Executive Officers”).

		Annual Compensation
Name and Position	Year	Salary ($)	Bonus ($)

Gui Hua Lan	2005	$6,571	$2,785
Chief Executive Officer and	2004	$5,395	$2,278
Chairman of the Board	2003	$3,755	$1,519

Option Grants in 2005

There were no option grants in 2005.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

There were no option exercises or options outstanding in 2005.

Employment Agreements

Each of Gui Hua Lan, Feng Lan, Qiong Hua Gao, Lei Lan, Peng Chen and Zheng Y. Wang are parties to five year employment agreements with us expiring in December 2009 further to which each employee is paid an annual salary of $7,753, $6,340, $5,024, $4,733, $5,165, and $5,516, respectively. None of the agreements provide for severance upon termination.

RELATED PARTY TRANSACTIONS

Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

Kunming Shenghuo Pharmaceutical (Group) Co., Ltd. is a 93.75%-owned subsidiary of the Company, which has interlocking executive and director positions with Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

August 2006 Share Exchange

In August 2006, the Company completed the Share Exchange with Shenghuo China. At the closing, Shenghuo China became a 93.75%-owned subsidiary of the Company (formerly known as SRKP 8, Inc.) and 93.75% of the equity interest of Shenghuo China were exchanged for securities of the Company. Shenghuo’s 93.75% shareholder, Lan’s Int’l Medicine Investment Co., Limited (“LIMI”), exchanged 93.75% of the equity interest of Shenghuo China for the issuance of an aggregate of 16,255,400 shares of common stock in Shenghuo to LIMI and its designees. As of the close of the Share Exchange, LIMI owned 80.5% of the issued and outstanding stock of Shenghuo. Gui Hua Lan, Feng Lan and Zheng Yi Wang are directors of LIMI, are officers and directors of Shenghuo China, and were also appointed as executive officers and directors of the Company upon closing of the Share Exchange. In addition, Gui Hua Lan, Feng Lan and Zheng Yi Wang owns 62.2%, 5.0% and 1.3%, respectively, of LIMI’s issued and outstanding shares. Each of the foregoing persons disclaims beneficial ownership of the shares held by LIMI except to the extent of his pecuniary interest. Moreover, Lei Lan, the Company’s Executive Director of Sales and a Director, and Qiong Hua Gao, the Company’s Chief Financial Officer, owns 9.2% and 1.3%, respectively, of LIMI’s issued and outstanding shares. Gui Hua Lan was appointed Chief Executive Officer and Chairman of the Board of the Company, Feng Lan was appointed President and Director, and Zheng Yi Wang was appointed Executive Director of Exports, Corporate Secretary and Director.

WestPark Capital, Inc. and SRKP 8, Inc.

Westpark is the placement agent for the Private Placement, the $1,800,000 equity financing conducted by Shenghuo on the close of the Share Exchange. For its services as placement agent, WestPark was paid a commission equal to 9.0% of the gross proceeds from the financing, in addition to a 2% non-accountable expense fee, for an aggregate amount fee of $198,000. Richard Rappaport, Shenghuo’s President and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in Westpark , an NASD member. Anthony C. Pintsopoulos, one of Shenghuo’s controlling stockholders and an officer and director prior to the Share Exchange, is the Chief Financial Officer of Westpark. Debbie Schwartzberg, one of Shenghuo’s controlling stockholders prior to the Share Exchange, is a noteholder of the parent company of Westpark; her note entitles her to a 1.5% interest in the net profits of the parent company of Westpark. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with Shenghuo upon the closing of the Share Exchange.

Sale of Technology from Nanguo to Shenghuo China

Shenghuo China was formed in 1995 as a limited company under the laws of the People’s Republic of China (“PRC”), with Kunming Nanguo Biology Source Development Institute (“Nanguo”) owning approximately 55% of our outstanding equity interests and Guangdong Maoming Huazhou Company (“Guangdong”) owning approximately 45% of our equity interests. In November 1999, Guangdong transferred all of its equity interests to Nanguo, which, as a result, became our 100% parent. Also in November 1999, Nanguo entered into an agreement with the Pharmaceutical Institute of Kunming Medical College (the “College”) to purchase the rights to the technology for the preparation of Sanchi, including the technology of extracting and separating the Sanchi from Panax notoginseng, analysis data, the conditions and methods of synthesize, manufacture and the quality-control. Terms of the agreement required an initial payment of approximately $217,000 and a final payment of approximately $3.9 million upon receiving governmental approval and protection for the developed techniques. In March 2000, Nanguo made an additional net investment of approximately $1.3 million and a new investor, Yunnan Yunwei (Group) Co.,LTD (“Yunwei”), made a capital investment of approximately $3.7 million into our company, and in May 2002, a new investor, Guotou Venture Capital Co., LTD (“Guoto”), made an investment of approximately $483,000. In August 2004, Nanguo sold the rights to the technology to our company for approximately $3.5 million, and in January 2005, Nanguo purchased all of the equity interests held by Yunwei for approximately the same amount, resulting in Nanguo becoming our 93.75% parent, and Guoto percentage holding in our company became 6.25% of our outstanding equity interests. In 2006, Nanguo transferred its 93.75% interest to Lan’s Int’l Medicine Investment Co., Ltd., a company formed under the laws of Hong Kong (“LIMI”), and we were restructured into Chinese Foreign Equity Joint Venture under the laws of the PRC. LIMI transferred its 93.75% interest in Shenghuo China to us pursuant to the Share Exchange Transaction, which was completed on August 31, 2006.

Loans to and from Insiders

We have made loans to one our officers. As of June 30, 2006, one officer owed us an amount of approximately $25,000. All amounts due were paid prior to completion of the transactions contemplated by the Share Exchange Agreement. As of December 31, 2005 and 2004, we had loan receivables due from officers in the amount of $60,000 and $21,000, respectively and from our parent company in the amount of $118,000 and $24,000, respectively. There was no interest rate or terms for repayment associated with any of these loans. Also at June 30, 2006, we had payables for loans due to our officers in the amount of approximately $1.1 million and due to our former parent company in the amount of $196,000. At December 31, 2005 the amounts payable to officers and to the parent company were $397,000 and $188,000, respectively. These amounts are due on demand and do not accrue interest.

Purchase of Interests in Subsidiaries

On August 30, 2006, one of our officers agreed to transfer to us a majority of the officer’s equity interest in our subsidiary Kunming Shenghuo Medicine Co., Ltd. (“Medicine”) and another officer agreed to transfer to us a majority of the officer’s equity interest in our subsidiary Kunming Pharmaceutical Importation and Exportation Co., Ltd. (“Import/Export”), leaving each of them with a 1% interest in the subsidiaries, respectively. We paid $24,980 for transfer of the interest of Import/Export and $249,800 for the interest of Medicine. Taking into account the transfers, we own 99% of the equity interests in Import/Export and Medicine.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The Company’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Company’s payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the Effective Time of the Share Exchange, the Company has not entered into any indemnification agreements with its directors or officers, but may choose to do so in the future. Such indemnification agreements may require the Company, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers or employees in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on August 31, 2006 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange, the Private Offering and the issuance of the IR Securities, the Company, after effecting cancellation of 2,036,000 shares of its common stock, had outstanding 664,000 shares of common stock, and no options or warrants to purchase shares of common stock. Immediately after the closing of the Share Exchange, Private Offering and after giving effect to the issuance of the IR Securities, the Company had 19,119,400 issued and outstanding shares of common stock, and warrants to purchase 100,000 shares of common stock.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock immediately after the closing of the Share Exchange based on 19,119,400 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of the Company;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o China Shenghuo Pharmaceutical Holdings, Inc., No. 2, Jing You Road, Kungming National Economy & Technology Developing District, Peoples Republic of China.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange	Percent of Class

Directors and Executive Officers
Gui Hua Lan	Chief Executive Officer and Chairman of the Board	15,213,000(1)	79.6%

Feng Lan	President and Director	15,213,000(1)	79.6%

Qiong Hua Gao	Chief Financial Officer	--(2)	--

Lei Lan	Executive Director of Sales and Director	--(2)	--

Peng Chen	Chief Technological Officer	15,213,000(3)	79.6%

Zheng Yi Wang	Executive Director of Exports, Corporate Secretary and Director	15,213,000(1)	79.6%

Officers and Directors as a Group (total of 6 persons)		15,213,000(1)	79.6%

5% or more Stockholders
Lan’s Int’l Medicine Investment Co., Limited		15,213,000(1)	79.6%

(1)  Represents shares of common stock in the Company held by Lan’s Int’l Medicine Investment Co., Limited, a Hong Kong corporation (“LIMI”), of which Gui Hua Lan, Feng Lan and Zheng Yi Wang are directors and have voting and investment control over the shares owned by LIMI. In addition, Gui Hua Lan, Feng Lan and Zheng Yi Wang own 62.2%, 5.0% and 1.3%, respectively, of LIMI’s issued and outstanding shares. Each of the foregoing persons disclaims beneficial ownership of the shares held by LIMI except to the extent of his pecuniary interest.

(2)               Excludes shares of common stock of the Company held by LIMI. Lei Lan and Qiong Hua Gao owns 9.2% and 1.3%, respectively, of LIMI’s issued and outstanding shares; however, Mr. Lan and Ms. Gao do not have voting and investment control over the shares of the Company’s common stock held by LIMI.

(3)  Represents shares of common stock in the Company held by LIMI. Mrs. Chen is the spouse of Feng Lan, who is a director of LIMI. Mrs. Chen may therefore be deemed to be the beneficial owner of the shares held by LIMI. Mrs. Chen disclaims beneficial ownership of the shares held by LIMI except to the extent of her pecuniary interest.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the consummation of the Share Exchange, the Shenghuo’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Gui Hua Lan, Feng Lan, Lei Lan, and Zheng Yi Wang to the board of directors of the Company, with Gui Hua Lan serving as Chairman. The directors and officers of the Shenghuo prior to the Share Exchange then resigned as officers and directors of Shenghuo upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, the Shenghuo’s board appointed Gui Hua Lan as Chief Executive Officer, Feng Lan as President, Qiong Hua Gao as Chief Financial Officer, Lei Lan as Executive Director of Sales, Peng Chen as Chief Technological Officer and Zheng Yi Wang as Executive Director of Exports.

For complete information regarding the Company’s new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, the Company changed its corporate name from SRKP 8, Inc. to “China Shenghuo Pharmaceutical Holdings, Inc.” by the filing of Articles of Merger with the Delaware Secretary of State’s Office on August 31, 2006. The Company effected the name change to better reflect the nature of its new business operations following the Share Exchange. The Articles of Merger are attached hereto as Exhibit 3.3.

Holders of stock certificates bearing the name “SRKP 8, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Item 5.06 Change in Shell Company Status.

Prior to the closing of the Share Exchange, the Company was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, the Company ceased being a shell company upon completion of the Share Exchange.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The Company is providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of the Company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF SHENGHUO CHINA

The financial statements of Kunming Shenghuo Pharmaceutical (Group) Co., Ltd. (“Shenghuo China”) for the years ended December 31, 2005 and 2004 and the six months ended June 30, 2006 (unaudited) are provided below. You are encouraged to review the financial statements and related notes.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
AND SUBSIDIARIES

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	51

Consolidated Balance Sheets as of June 30, 2006 (Unaudited) and December 31,
2005 and 2004	52

Consolidated Statements of Operations and Comprehensive Income for the Six
Months Ended June 30, 2006 and 2005 (Unaudited) and for the Years Ended
December 31, 2005 and 2004	53

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31,
2004 and 2005 and for the Six Months Ended June 30, 2006 (Unaudited)	54

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2006
and 2005 (Unaudited) and for the Years Ended December 31, 2005 and 2004	55

Notes to Consolidated Financial Statements	56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Kunming Shenghuo Pharmaceutical Co., LTD.

We have audited the accompanying consolidated balance sheets of Kunming Shenghuo Pharmaceutical Co., LTD. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kunming Shenghuo Pharmaceutical Co., LTD. and subsidiaries as of December 31, 2005 and 2004 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

July 17, 2006

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005	2004
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$1,004,910	$1,488,438	$690,267
Accounts receivable, less allowance for doubtful accounts of $1,193,322 at June 30, 2006 (unaudited) and $959,668 and $1,033,868 at
December 31, 2005 and 2004, respectively	7,180,796	2,340,346	1,416,906
Other receivables, less allowance for doubtful accounts of $854,913 at June 30, 2006 (unaudited) and $658,401 and $719,661 at
December 31, 2005 and 2004, respectively	2,255,560	1,976,868	2,590,180
Advances to suppliers	92,708	84,434	89,292
Inventory	3,161,708	4,305,377	3,752,998
Receivable from related parties	24,980	178,133	45,633
Other current assets	7,286	56,062	32,321
Total Current Assets	13,727,948	10,429,658	8,617,597
Property, plant and equipment, net of accumulated depreciation of
$2,940,372 at June 30, 2006 (unaudited) and $2,606,685 and
$2,020,584 at December 31, 2005 and 2004, respectively	8,014,001	8,161,847	7,673,128
Intangible assets, net of accumulated amortization of $7,455 at
June 30, 2006 (unaudited) and $0 and $0 at December 31, 2005
and 2004, respectively	635,775	638,693	-
Construction in progress	-	-	48,039
Deferred income taxes	469,956	368,247	369,539
TOTAL ASSETS	$22,847,680	$19,598,445	$16,708,303

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$1,070,121	$946,216	$475,572
Other payables and accrued expense	1,688,648	1,876,376	1,555,836
Payable to related parties	1,255,215	585,394	-
Short-term notes payable to banks	8,767,909	9,572,992	5,562,432
Advances from customers	288,094	246,382	3,189,364
Taxes and related payables	2,449,462	1,065,030	488,735
Unearned revenue	207,566	201,516	110,297
Current portion of Long-term debt	1,375,801	125,761	2,439,548
Total Current Liabilities	17,102,816	14,619,667	13,821,784
Long-Term Debt	1,255,936	2,477,277	2,172,208
Total Liabilities	18,358,752	17,096,944	15,993,992

Minority Interest in Net Assets of Subsidiaries	439,386	331,451	279,825

Stockholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at June 30, 2006 (unaudited), and 0 shares outstanding
at December 31, 2005 and 2004, respectively	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 16,256,000 shares outstanding at June 30, 2006 (unaudited), and 16,256,000 shares
outstanding at December 31, 2005 and 2004, respectively	1,626	1,626	1,626
Additional paid-in capital	2,659,134	2,659,134	2,659,134
Retained earnings (deficit)	1,314,776	(535,523)	(2,224,222)
Other comprehensive income, foreign currency translation	74,006	44,813	(2,052)
Total Stockholders' Equity	4,049,542	2,170,050	434,486
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,847,680	$19,598,445	$16,708,303

The accompanying notes are an integral part of these consolidated financial statements.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)

Sale of Products	$8,654,206	$3,657,789	$11,066,783	$7,597,590
Cost of Products Sold	3,163,555	1,446,666	4,218,341	2,739,448
Gross Profit	5,490,651	2,211,123	6,848,442	4,858,142

Operating Expenses:
Selling expense	1,715,147	1,881,643	3,158,503	3,092,111
General and administrative expense	1,031,843	521,988	868,582	1,257,647
Research and development expense	45,404	86,961	132,282	171,198
Total Operating Expenses	2,792,394	2,490,592	4,159,367	4,520,956

Income (Loss) from Operations	2,698,257	(279,469)	2,689,075	337,186

Other Income (Expense):
Interest income	2,205	10,548	13,436	10,343
Income from research and development activities	-	-	-	482,670
Non-operating income	71,148	18,244	26,654	34,042
Interest expense	(370,372)	(178,056)	(522,530)	(455,357)
Non-operating expenses	(4,881)	(16,951)	(20,843)	(23,853)
Net Other Income (Expense)	(301,900)	(166,215)	(503,283)	47,845

Income(Loss) Before Income Taxes	2,396,357	(445,684)	2,185,792	385,032
(Provision for) benefit from income taxes	(438,123)	124,276	(445,467)	(185,909)
Minority interest in (income) loss of subsidiaries	(107,935)	57,963	(51,626)	(60,805)
Net Income	$1,850,299	$(263,445)	$1,688,699	$138,318

Net Income (Loss)	$1,850,299	$(263,445)	$1,688,699	$138,318
Foreign currency translation adjustment	29,193	-	46,865	3,208
Comprehensive Income (Loss)	$1,879,492	$(263,445)	$1,735,564	$141,526

Basic and Diluted Earnings (Loss) Per Share	$0.11	$(0.02)	$0.10	$0.01

Weighted-Average Shares Outstanding	16,256,000	16,256,000	16,256,000	22,324,523

The accompanying notes are an integral part of these consolidated financial statements.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Accumulated
			Additional	Retained	Other	Total
	Common Stock		Paid-in	Earnings	Comprehensive	Stockholders'
	Shares	Amount	Capital	(Deficit)	Income	Equity

Balance, December 31, 2003	37,409,137	$3,741	$6,119,938	$(2,362,540)	$(5,260)	$3,755,879
Distribution	(21,153,137)	(2,115)	(3,460,804)	-	-	(3,462,919)
Net income for the year	-	-	-	138,318	-	138,318
Foreign currency translation adjustment	-	-	-	-	3,208	3,208

Balance, December 31, 2004	16,256,000	1,626	2,659,134	(2,224,222)	(2,052)	434,486
Net income for the year	-	-	-	1,688,699	-	1,688,699
Foreign currency translation adjustment	-	-	-	-	46,865	46,865

Balance, December 31, 2005	16,256,000	1,626	2,659,134	(535,523)	44,813	2,170,050
Net income for the six months
ended June 30, 2006 (Unaudited)	-	-	-	1,850,299	-	1,850,299
Foreign currency translation
adjustment (Unaudited)	-	-	-	-	29,193	29,193

Balance, June 30, 2006 (Unaudited)	16,256,000	$1,626	$2,659,134	$1,314,776	$74,006	$4,049,542

The accompanying notes are an integral part of these consolidated financial statements.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$1,850,299	$(263,445)	$1,688,699	$138,318
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	341,936	241,211	585,307	545,943
Deferred income taxes	(98,226)	(19,895)	10,876	-
Minority interest in income of subsidiaries	107,935	(57,963)	51,626	60,805
Change in current assets and liabilities:
Accounts receivable	(4,800,828)	(729,521)	(933,769)	(638,471)
Other receivables, net	(211,224)	(1,121,998)	670,892	320,627
Advances to suppliers	(7,537)	(74,496)	7,100	(50,026)
Inventory	1,174,740	(371,043)	(446,130)	144,342
Other current assets	49,039	6,667	(22,525)	(26,933)
Accounts payable	115,515	347,750	450,836	(154,525)
Other payables and accrued expenses	(790,391)	628,982	275,044	368,217
Advances from customers	39,487	(108,144)	(2,979,234)	330,861
Unearned revenue	4,452	174,216	86,909	(21,556)
Taxes and related payables	1,369,807	(326,986)	554,471	412,947
Net Cash Provided by (used in) Operating Activities	(854,996)	(1,674,665)	102	1,430,549

Cash Flows from Investing Activities:
Receivable from related parties	104,143	21,497	(129,216)	113,752
Capital expenditures	(95,450)	(103,999)	(757,432)	(143,881)
Acquisition of land use rights	-	(24,178)	(627,797)	-
Net Cash Used in Investing Activities	8,693	(106,680)	(1,514,445)	(30,129)

Cash Flows from Financing Activities:
Due to related parties	1,249,991	28,963	576,124	-
Proceeds from notes payable	6,917	-	378,308	-
Proceeds from short-term loans	-	3,247,077	9,488,868	737,569
Payments on short-term loans	(881,401)	-	(6,064,640)	-
Payments on long-term loans	-	(1,919,480)	(2,096,720)	-
Capital contribution from minority interest	-	-	-	24,134
Distribution to stockholders	-	-	-	(3,462,919)
Net Cash Provided by (Used In) Financing Activities	375,507	1,356,560	2,281,940	(2,701,216)

Effect of exchange rate changes on cash	(12,732)	-	30,574	3,314
Net Increase (Decrease) in Cash and Cash Equivalents	(483,528)	(424,785)	798,171	(1,297,482)
Cash and Cash Equivalents at Beginning of Period	1,488,438	690,267	690,267	1,987,749
Cash and Cash Equivalents at End of Period	$1,004,910	$265,482	$1,488,438	$690,267

Supplemental Information
Cash paid for interest	$402,021	$61,834	$74,863	$61,819

The accompanying notes are an integral part of these consolidated financial statements.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Nature of Business - Kunming Shenghuo Pharmaceutical Co., LTD. (the “Company” or “the Parent” or “the Group”) and its subsidiaries designs, develops, markets, exports and sells pharmaceutical, nutritional supplements and cosmetic products throughout the People’s Republic of China (PRC) and abroad. The Company also conducts research and development for third parties as well as for itself using the medicinal herb Panax notoginseng, also known as Sanqi, Sanchi, or Tienchi and sells pharmaceutical, nutritional supplements and cosmetic products that contain the this herb, which is grown in two provinces in the PRC. Sales from the cosmetic products represent less than 10% of total Company sales and revenue.

Organization - In October 1995, the Company was formed under the laws of the Peoples Republic of China (“PRC”) and owns an 80% interest in both Kunming Shenghuo Medicine Co., Ltd. (“Medicine”) and Kunming Pharmaceutical Importation and Exportation Co., Ltd. (“Import/Export”), and a 98.18% interest in Kunming Shenghuo Cosmetics Co., Ltd. (“Cosmetics”). All of these entities were also formed in and operate within the PRC.

In August 2006 the Company consummated a Share Exchange Agreement, as amended, whereby 93.75% of its shares were acquired by SRKP 8, Inc., a Delaware corporation, in exchange for 15,213,000 shares of SRKP 8 (Note 13). This transaction will be recognized as a reverse acquisition whereby the assets and liabilities of the Company remain at their historical cost. The accompanying consolidated financial statements have been restated on a retroactive basis to present the capital structure of the Company as though it was the reporting entity of SRKP 8, Inc.

Interim Unaudited Financial Statements - The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries at June 30, 2006 and 2005 and for the six months ended June 30, 2006 and 2005 reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of Management, are necessary to present fairly the consolidated financial position and results of operations of the Company for the periods presented. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

NOTE 2 - BUSINESS CONDITION

As of June 30, 2006 the Company had a working capital deficiency of $3,374,868 and during the six months ended June 30, 2006, the Company used cash in operating activities of $854,996. In addition, the Company has outstanding at June 30, 2006, $8,767,909 of short-term notes payable to banks. The Company is also involved in litigation with a former employee in the amount of $100,000 for not paying the judgment referred to in Note 12 in a timely matter. This amount has not been accrued in the financial statements. In order to mitigate these factors, the Company is attempting to control their future expenses, raise additional funds through supplementary equity financing and attempt to increase sales in future periods. Management is confident cash flows will be sufficient for the Company’s operations but there is no assurance that this will be the case.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements - The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The functional currency of the operating subsidiaries in the PRC is the Chinese Yuan Renminbi (“CNY”); however, the consolidated financial statements have been expressed in United States Dollars (“USD”). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The consolidated statements of operations have been translated using the weighted average exchange rates prevailing during the operating periods of each statement.

Principles of Consolidation - The accompanying consolidated financial statements present the operations of the Company and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Values of Financial Instruments— The carrying amounts reported in the consolidated balance sheets for accounts receivables, other receivables, advances to suppliers, accounts payable, accrued liabilities and advances from customers approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of amounts due from related parties and amounts due to related parties were determined based upon the estimated discounted value of the future cash flows expected to be received from or paid on the financial instruments. The discount rates used were estimated based upon the risks associated with the financial instruments and based upon the Company’s estimated current incremental rate of borrowing. As a result, amounts due from related parties have a fair value at June 30, 2006, December 31, 2005 and December 31, 2004 of $23,677, $168,846, and $43,254 respectively.

Cash and Cash Equivalents - The Company’s cash and cash equivalents are maintained in bank deposit accounts. The Company has not experienced any losses with respect to these deposits. Cash and cash equivalents include interest bearing and non-interest bearing bank deposits, money market accounts, and short-term certificates of deposit with original maturities of three months or less. The Company did not enter into any hedge contracts during any of the periods presented.

Accounts and Other Receivables and Allowance for Doubtful Accounts - Trade receivables and other receivables are carried at original invoiced amounts less an allowance for doubtful accounts. An allowance for uncollectible accounts receivable is established by charges to operations for amounts required to maintain an adequate allowance, in management’s judgment, to cover anticipated losses from customer accounts and sales returns. Such accounts are charged to the allowance when collection appears doubtful. Any subsequent recoveries are credited to the allowance account. Customers that have outstanding balances for longer than three months have their credit curtailed. Other receivables consist of business advances to employees for travel and related expenses and various prepaid expenses. The Company believes that the allowance for doubtful accounts is consistent with industry standards in the PRC based on the products that are being sold.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

Inventory - Inventories are stated at weighted average cost. When market value of the inventory products is lower than the weighted average cost, inventory is reduced to its net realizable value.

Property and Equipment - Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Gains or losses on sales or retirements are included in the statements of operations in the period of disposition, determined by reference to their carrying amounts. The Company reviews its property and equipment periodically for changes in circumstances that would indicate its recoverable carrying value is less than its net book value. If such circumstances occur, impairment is charged to such items.

Intangible Assets - Acquisition costs of techniques, formulas, and land use rights are capitalized at their acquisition cost and amortized using the straight-line method over their estimated useful lives. For those intangible assets with legal protection over a specific period, their useful life is the protected period. Assets that do not have legal protection periods are amortized over 10 years. Research and development costs are expensed during the period incurred. The Company does not capitalize internally generated intangible assets.

Impairment of Long-Lived Asset - The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 2005, the Company does not consider any of its long-lived assets to be impaired.

Other Payables and Accrued Expenses - Other payables and accrued expenses consists of accrued payroll expense, accrued welfare expense and other various items.

Advances to Suppliers and Advances from Customers - The Company will often make advanced payments to suppliers for materials, or receive advance payments from customers. Advances to suppliers were $92,708, $84,434 and $89,292 as of June 30, 2006, December 31, 2005 and 2004, respectively. The advance payments to suppliers may include provisions that set the purchase price and delivery date of raw materials. Advances from customers were $288,094, $246,382 and $3,189,364 as of June 30, 2006, December 31, 2005 and 2004, respectively.

Revenue Recognition - The Company recognizes revenue when it is realized and earned. The Company considers revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Cost of Revenues - The cost of revenues are the direct expenses incurred in producing the pharmaceuticals and cosmetics, which include materials, wages, handling charges, and a portion of overhead expenses associated with the manufacture and delivery of products.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

Shipping and Handling Costs - Shipping and handling billed to customers is recorded as revenue. Shipping and handling costs are included in cost of revenues.

Research and Development - The Company charges research and development costs to operations in the period incurred.

Advertising - Advertising expense was $27,490 and $33,715 for the six months ended June 30, 2006 and 2005, respectively and $99,272 and $64,842 for the years ended December 31, 2005 and 2004, respectively.

Basic and Diluted Earnings (Loss) per Share - Basic and diluted earnings (loss) per share are calculated by dividing net earnings (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (loss) per share is calculated to give effect to potentially issuable dilutive common shares. There are no potentially issuable shares that would affect diluted earnings (loss) per share for any of the periods presented.

Retirement Benefit Plans - The Company makes monthly contributions to various employee retirement benefit plans organized by provincial governments in the PRC in accordance with rates prescribed by them. The provincial governments undertake to assume the retirement benefit obligations of all existing and future retired employees of the Company. Contributions to these plans are charged to expense as incurred.

Comprehensive Income - Other comprehensive income presented in the consolidated financial statements consists of cumulative foreign currency translation adjustments.

Credit Risk - The carrying amounts of accounts receivable included in the balance sheets represent the Company’s major exposure to credit risk in relation to its financial assets. No other financial assets carry a significant exposure to credit risk. The Company performs ongoing credit evaluations of each customer’s financial condition. It maintains allowances for doubtful accounts and such allowances in the aggregate have not exceeded management’s estimations.

Recently Enacted Accounting Standards - On January 1, 2006, the Company adopted SFAS No. 151, Inventory Costs - An Amendment of ARB No. 43, Chapter 4 (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The effects of adoption of SFAS 151 were not material.

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which revises SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R also superseded APB 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Under SFAS 123R, share-based payments to employees, including the fair value of grants of employee stock options, are recognized in the income statement at their fair value, generally over the option vesting period. The effects of adoption of SFAS 123R were not material.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets—An Amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“SFAS 153”). SFAS 153 eliminated the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Non-monetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The effects of adoption of SFAS 153 were not material.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. It is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The effects of adoption of SFAS 154 were not material.

In June 2005, the FASB Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements. The guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. The guidance is effective for periods beginning after June 29, 2005. The effects of adoption of EITF No. 05-6 were not material.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and related interpretations. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to recognition as liabilities. SFAS 155 eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for the Company for all financial instruments acquired or issued beginning January 1, 2007. The impact of adoption of this statement on the Company’s consolidated financial statements, if any, has not yet been determined.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 (SFAS 140). SFAS 156 amends SFAS 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and related interpretations. SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. It also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 permits an entity to use either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for the Company as of January 1, 2007. The impact of adoption of this statement on the Company’s consolidated financial statements, if any, has not yet been determined.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

NOTE 4 - INVENTORY

Inventory consisted of the following:

	June 30,	December 31,
	2006	2005	2004
	(unaudited)
Raw materials	$500,149	$511,224	$390,268
Work-in-process	774,905	1,180,014	583,556
Finished goods	1,140,898	1,574,508	2,019,092
Product on consignment	745,756	1,039,631	760,082
Total Inventory	$3,161,708	$4,305,377	$3,752,998

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property and equipment consisted of the following:

	June 30,	December 31,
	2006	2005	2004

Buildings and land use rights	$5,414,908	$5,367,153	$4,526,167
Machinery	4,910,079	4,801,762	4,614,220
Other equipment	315,122	307,116	264,127
Vehicles	314,264	292,501	289,198
Total	10,954,373	10,768,532	9,693,712
Less accumulated depreciation	(2,940,372)	(2,606,685)	(2,020,584)
Net property, plant and equipment	$8,014,001	$8,161,847	$7,673,128

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which were as follows:

Life
Asset	(years)
Buildings and land use rights	30 - 50
Machinery	3 - 20
Other equipment	3 - 10
Vehicles	3 - 10

Depreciation expense was $341,936 and $241,211 for the six months ended June 30, 2006 and 2005, respectively, and $585,307 and $545,943 for the years ended December 31, 2005 and 2004, respectively.

NOTE 6 - INTANGIBLE ASSETS

At December 31, 2005 the Company’s intangible assets consist of land use rights that were not currently being utilized but were held for future use as building sites. When utilized in the construction of buildings, the land use rights are reclassified as property, plant and equipment and are depreciated using the straight-line method over the remainder of their 50-year life. Estimated aggregate future amortization expense for the succeeding five years and thereafter as of December 31, 2005 was as follows:

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

2006	$14,835
2007	14,835
2008	14,835
2009	14,835
2010	14,835
Thereafter	563,724

NOTE 7 - LONG-TERM DEBT

The Company’s long-term debt is comprised of single payment notes with interest rates ranging from 4.5% to 6.34% per annum and due dates not exceeding 2 years from the balance sheet date. Long-term debt is secured by a mortgage on the Company’s assets. The following schedule sets forth the components of long-term debt at each balance sheet date:

	June 30,	December 31,
	2006	2005	2004
	(unaudited)
Long-term debt	$2,631,737	$2,603,038	$4,611,756
Current portion of long-term debt	(1,375,801)	(125,761)	(2,439,548)
Long-term debt at balance sheet date	$1,255,936	$2,477,277	$2,172,208

Current portion of long-term debt past due	$64,362	$63,829	$2,379,209

NOTE 8 - STOCKHOLDERS’ EQUITY

Between 1999 and 2003 shareholders contributed $6,123,679 of capital to the Company. The Company made payments to its variable interest parent company during the year ended December 31, 2004 in the amount of $3,462,919. Also, during the year ended December 31, 2004, the variable interest parent company, distributed these payments to the Company’s other major shareholder for the acquisition of the other major shareholder’s interest in the Company. This transaction has been recorded as a distribution as equivalent to 21,153,137 shares of common stock.

NOTE 9 - RELATED PARTY TRANSACTIONS

As of June 30, 2006 the Company had receivables due from officers in the amount of $24,980 (unaudited). As of December 31, 2005 and 2004 the Company had receivables due from officers in the amount of $60,462 and $21,497, respectively and from its parent company in the amount of $117,671 and $24,136, respectively. There was no interest rate or terms for repayment associated with any of these receivables. Also at June 30, 2006, the company had payables due to officers in the amount of $1,059,349 (unaudited) and due to its parent company in the amount of $195,866 (unaudited). At December 31, 2005 the amounts payable to officers and to the parent company were $397,344 and $188,050, respectively. These amounts are due on demand and do not accrue interest.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

During 1999 the Company entered into an agreement through its variable interest parent company whereby it acquired the rights to utilize certain techniques for fabricating and manufacturing products using the natural herb Sanchi. Terms of the agreement required an initial payment of $217,202 and a final payment of $3,885,496 upon receiving governmental approval and protection for the developed techniques. As of July 13, 2006, such approvals had not been obtained and the parties to the agreement mutually agreed to terminate the agreement and the Company was allowed to retain the rights to the techniques and ownership of any research and development that had been undertaken with respect to the techniques.

NOTE 10 - INCOME TAXES

The Company is not subject to any income taxes in the United States, but is subject to corporate income tax in the PRC at a rate of 30% and a local income tax rate of 3%. However, because the Parent is located in a special region, it has a 15% corporate income tax rate. The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and any tax credit carry forwards available. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has established a valuation allowance for all deferred income tax assets of Cosmetics due to the uncertainty of their realization. Income taxes payable are included in taxes and related payables on the accompanying balance sheet.

Income tax payable at June 30, 2006, December 31, 2005 and 2004 was $1,185,144, $644,977 and $199,603, respectively.

The temporary differences and carryforwards which give rise to the deferred income tax asset are as follows:

	June 30,	December 31,
	2006	2005	2004

Net operating loss carryforwards	$307,562	$270,125	$269,735
Allowance for doubtful trade receivables	304,877	249,128	165,841
Allowance for doubtful other receivables	175,641	131,492	112,090
Total deferred income tax assets	788,080	650,745	547,666
Valuation allowance	(318,124)	(282,498)	(178,127)
Net deferred income tax asset	$469,956	$368,247	$369,539

Following is a reconciliation of income taxes calculated at the federal and local statutory rates to actual income tax expense:

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

	For the Six Months	For the Six Months	For the Year
	Ended June 30,	Ended June 30,	Ended December 31,
	2006	2005	2005	2004

Tax at statutory rate of 33%	$603,765	$(147,074)	$721,311	$127,070
Benefit of favorable rate	(198,764)	(13,828)	(373,929)	(28,826)
Benefit of operating loss carryforwards	-	-	-	-
Change in valuation allowance	33,122	36,626	98,085	87,665
Provision for (benefit from) income taxes	$438,123	$(124,276)	$445,467	$185,909

The provision for income taxes consisted of the following:

	For the Six Months	For the Six Months	For the Year
	Ended June 30,	Ended June 30,	Ended December 31,
	2006	2005	2005	2004

Current	$536,348	$107,568	$465,727	$177,732
Deferred	(98,225)	(231,844)	(20,260)	8,177
Provision for (benefit from) income taxes	$438,123	$(124,276)	$445,467	$185,909

NOTE 11 - LEASES

The Company has entered into agreements to lease land, buildings and certain equipment. The Company’s rent expense for the years ended December 31, 2005 and 2004 was $9,990 and $3,862, respectively. Future minimum lease payments under the agreements are as follows:
	December 31,
	2007	2006	Total
Future lease payment commitments	$12,204	$11,187	$23,391

NOTE 12- COMMITMENTS AND CONTINGENCIES

Economic environment - Since all of the Company’s operations are conducted in the PRC, the Company is subject to special considerations and significant risks not typically associated with companies operating in the United States of America. These risks include, among others, the political, economic and legal environments and foreign currency exchange rate fluctuations. The Company’s operational results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to medical reforms and other laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. In addition, all of the Company’s revenue is denominated in the PRC’s currency CNY, which must be converted into other currencies before remittance out of the PRC. Both the conversion of CNY into foreign currencies and the remittance of foreign currencies abroad require approval of the PRC government.

Dependence on a single raw material - The primary ingredient in all of the Company’s products is Sanchi, a herb grown in two provinces of the PRC. The Company relies on its in-house purchasing department to acquire sufficient Sanchi at reasonable prices and may on occasion make advance payments to suppliers that include provisions setting the purchase price and delivery date. However, the Company is not reliant on a single source or supplier in order to obtain the Sanchi.

KUNMING SHENGHUO PHARMACEUTICAL CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2006 and for the Six Months Ended
June 30, 2006 and 2005 is Unaudited)

Contingent Liability - The Company was sued by a former employee for violation of his contract and the courts entered a judgment in favor of the employee in 2003 for $128,978, which included litigation costs. The Company accrued the liability for this loss at December 31, 2003 and paid the amount of the judgment on April 27, 2004. In 2006, the plaintiff has asked the court to have the Company pay a penalty for not paying the judgment timely in the amount of $100,000. While the court is in process on this issue, the court has frozen a bank account that has $105,284. No amount has been recorded on the Company’s books as the outcome is not certain.

Research and Development - During the year 2000, the Company entered into a contract to perform research and development activities for the Yunnan Science and Technology Management Committee. These services were performed from the years 2000 to 2004 with the total amount of revenue of $482,670 recognized during 2004.

NOTE 13 - SUBSEQUENT EVENT (UNAUDITED)

On June 30, 2006, an Agreement was entered into between the Company, SRKP 8, Inc., a Delaware corporation, and Lan’s Int’l Medicine Investment Co., a Hong Kong corporation (“LIMI”), which is a shareholder holding 93.75% of the equity interest of the Company. The Agreement was amended on August 11 and 28, 2006, and pursuant to the Agreement, as amended, SRKP 8 agreed to issue 15,213,000 shares of its common stock to LIMI, in exchange for 93.75% of the issued and outstanding shares of the Company. In addition, SRKP 8 agreed to cancel 2,036,000 shares of its common stock; issue 1,242,400 shares of its common stock and warrants to purchase 100,000 shares of its common stock for services rendered and 2,000,000 shares for $1,800,000 cash (less costs of approximately $198,000). The terms of the Agreement, as amended, were consummated on August 31, 2006 and SRKP 8 now owns 93.75% of the equity interests of the Company and a minority shareholder owns the remaining 6.25%.

On August 30, 2006, the minority shareholders of both Kunming Shenghuo Medicine Co., Ltd. (“Medicine”) and Kunming Pharmaceutical Importation and Exportation Co., Ltd. (“Import/Export”), agreed to transfer the majority of their interests to the Company leaving them with a 1% interest in both Medicine and Import/Export. The Company paid $24,980 for transfer of the interest of Import/Export and $249,800 for the interest of Medicine. Taking into account the transfers, the Company owns 99% of the equity interests in Import/Export and Medicine.

(b) Pro Forma Financial Statements.

Unaudited Condensed Pro Forma Combined Financial Information

The accompanying unaudited condensed pro forma combined financial information consists of the combined balance sheets of China Shenghuo Pharmaceutical Holdings, Inc., formerly SRKP 8, Inc., a Delaware corporation (the “Company”) and Kunming Shenghuo Pharmaceutical Co., Ltd. (“Shenghuo China”), which is formed under the laws of the People’s Republic of China, as of June 30, 2006 and their combined statements of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 as though the transactions therein described had occurred on the balance sheet date and at the commencement of the periods presented. The objective of this pro forma is to show what the significant effects on historical financial information might have been had the herein described transaction occurred at an earlier date.

On June 30, 2006, a Share Exchange Agreement was entered into between the Company and Lan’s Int’l Medicine Investment Co., a Hong Kong corporation (“LIMI”) that owns 93.75% of Shenghuo China. The Agreement was amended on August 11 and 28, 2006, and pursuant to the Share Exchange Agreement, as amended (the “Agreement”), the Company agreed to issue 15,213,000 shares of its common stock to LIMI, in exchange for its Shenghuo China shares. In addition, the Company agreed to cancel 2,036,000 shares of its common stock, issue 1,242,400 shares of its common stock and warrants to purchase 100,000 shares of common stock (at an exercise price of $2.50 per share for a period of five years) for services rendered and 2,000,000 shares for $1,800,000 cash (less costs of approximately $198,000). The terms of the Agreement were consummated on August 31, 2006.

The condensed pro forma combined financial information presents historical financial statements, pro forma adjustments and the pro forma results. The pro forma statements of operations present continuing operations before nonrecurring charges or credits directly attributable to the transaction contemplated herein. Consequently, the 1,242,400 shares of common stock and 100,000 warrants being issued by the Company for services rendered (which are being valued at $0.90 per share, the same per share price at which the 2,000,000 shares are being sold by the Company for cash; and $0.1124 per warrant) are not included in the pro forma statements of operations. However, the effect of the issuance of these shares and warrants is being reflected in the pro forma balance sheets as a charge to retained earnings in the amount of $1,129,400.

China Shenghuo Pharmaceutical Holdings, Inc.
Condensed Combined Pro Forma Balance Sheets Assuming the Acquisition of 93.75% of
Kunming Shenghuo Pharmaceutical Co., Ltd. and Subsidiaries
June 30, 2006
(unaudited)

	China Shenghuo Pharmaceutical Holdings, Inc.	Kunming Shenghuo Pharmaceutical Co., Ltd. and Subsidiaries	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$126	$1,004,910	(126)	A
			(12,374)	A
			1,602,000	C
			(274,780)	I	2,319,756
Account receivable, net	-	7,180,796			7,180,796
Other receivables, net	-	2,255,560			2,255,560
Inventory	-	3,161,708			3,161,708
Other current assets	-	99,994			99,994
Related party receivables	-	24,980			24,980
Total Current Assets	126	13,727,948			15,042,794
Property, Plant and Equipment, net	-	8,014,001	(144,771)	I	7,869,230
Intangible Assets	-	635,775	(7,865)	I	627,910
Deferred Income Taxes	-	469,956			469,956
TOTAL ASSETS	$126	$22,847,680			$24,009,890

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$-	$1,070,121			$1,070,121
Short-term notes payable to banks	-	8,767,909			8,767,909
Other short-term payables	-	4,633,770			4,633,770
Related party payables	12,500	1,255,215	(12,500)	A	1,255,215
Current portion of long-term debt	-	1,375,801			1,375,801
Total Current Liabilities	12,500	17,102,816			17,102,816
Long-term Debt	-	1,255,936			1,255,936
Total Liabilities	12,500	18,358,752			18,358,752

Minority Interests	-	439,386	248,471	F
	-	-	427,416	I	260,441
Stockholders' Equity (Deficit):
Preferred stock	-	-			-
Common stock	270	1,626	(204)	B
			200	C
			124	D
			(104)	F	1,912
Additional paid-in capital	24,730	2,659,134	(166,194)	F
			11,240	E
			1,118,036	D
			1,799,800	C
			(198,000)	C
			204	B	5,248,950
Retained earnings (deficit)	(37,374)	1,314,776	(82,174)	F
			(11,240)	E
			(1,118,160)	D	65,829
Other comprehensive income: foreign currency translation adjustment	-	74,006			74,006
Total Stockholders' Equity (Deficit)	(12,374)	4,049,542			5,390,697
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$126	$22,847,680			$24,009,890

China Shenghuo Pharmaceutical Holdings, Inc.
Condensed Combined Pro Forma Statement of Operations Assuming the Acquisition of 93.75% of
Kunming Shenghuo Pharmaceutical Co., Ltd. and Subsidiaries
For the Six Months Ended June 30, 2006
(unaudited)

	China Shenghuo Pharmaceutical Holdings, Inc.	Kunming Shenghuo Pharmaceutical Co., Ltd. and Subsidiaries	Pro Forma Adjustments		Pro Forma Combined

Sale of Products	$-	$8,654,206			$8,654,206
Cost of Products Sold	-	(3,163,555)			(3,163,555)
Gross Profit	-	5,490,651			5,490,651

Operating Expenses:
Selling expenses	-	(1,715,147)			(1,715,147)
General and administrative expenses	(4,537)	(1,031,843)			(1,036,380)
Research and development expense	-	(45,404)			(45,404)
Total Operating Expenses	(4,537)	(2,792,394)			(2,796,931)

Income From Operations	(4,537)	2,698,257			2,693,720

Other Income (Expense):
Interest income	-	2,205			2,205
Non-operating income	-	71,148			71,148
Interest expenses	-	(370,372)			(370,372)
Non-operating expense	-	(4,881)			(4,881)
Total Other Income (Expense)	-	(301,900)			(301,900)

Income Before Income Taxes	(4,537)	2,396,357			2,391,820
Provision for income taxes	-	(438,123)			(438,123)
Minority interest in income of subsidiaries	-	(107,935)	(117,205)	G
	-	-	102,538	I	(122,602)
Net Income	$(4,537)	$1,850,299			$1,831,095

Basic Earnings Per Share					$0.10
Basic Weighted-Average Shares Outstanding					19,119,400

Diluted Earnings Per Share					$0.10
Diluted Weighted-Average Shares Outstanding				H	19,219,400

China Shenghuo Pharmaceutical Holdings, Inc.
Condensed Combined Pro Forma Statement of Operations Assuming the Acquisition of 93.75% of
Kunming Shenghuo Pharmaceutical Co., Ltd. and Subsidiaries
For the Year Ended December 31, 2005
(unaudited)

	China Shenghuo Pharmaceutical Holdings, Inc.	Kunming Shenghuo Pharmaceutical Co., Ltd. and Subsidiaries	Pro Forma Adjustments		Pro Forma Combined

Sale of Products	$-	$11,066,783			$11,066,783
Cost of Products Sold	-	(4,218,341)			(4,218,341)
Gross Profit	-	6,848,442			6,848,442

Operating Expenses:
Selling expenses	-	(3,158,503)			(3,158,503)
General and administrative expenses	(32,837)	(868,582)			(901,419)
Research and development expense	-	(132,282)			(132,282)
Total Operating Expenses	(32,837)	(4,159,367)			(4,192,204)

Income From Operations	(32,837)	2,689,075			2,656,238

Other Income (Expense):
Interest income	-	13,436			13,436
Non-operating income	-	26,654			26,654
Interest expenses	-	(522,530)			(522,530)
Non-operating expense	-	(20,843)			(20,843)
Total Other Income (Expense)	-	(503,283)			(503,283)

Income Before Income Taxes	(32,837)	2,185,792			2,152,955
Provision for income taxes	-	(445,467)			(445,467)
Minority interest in income of subsidiaries	-	(51,626)	(105,537)	G
	-	-	49,045	I	(108,118)
Net Income	$(32,837)	$1,688,699			$1,599,370

Basic Earnings Per Share					$0.08
Basic Weighted-Average Shares Outstanding					19,119,400

Diluted Earnings Per Share					$0.08
Diluted Weighted-Average Shares Outstanding				H	19,219,400

Notes to the Unaudited Condensed Combined Pro Forma Financial Information

A
The Agreement contemplates that on the effective date, the Company’s liabilities, up to $15,000, shall be paid from the proceeds of the issuance of 2,000,000 shares referred to under item “C”. These adjustments reduce the Company’s cash balance to zero and the amounts due to related parties to zero with the amounts in excess of the cash balance being paid from the proceeds of the stock issuance.

B
The cancellation of the 2,036,000 shares of the Company’s common stock is reflected at par value and reduces the Common stock account by $204 and increases Additional paid-in capital by the same amount.

C	The issuance of 2,000,000 shares of the Company’s common stock for cash at $0.90 per share less costs directly attributable to the sale of these shares estimated at 11% of the sales price per share.

D
The issuance of 1,242,400 shares for services which are included in the Agreement. These shares are valued at $1,118,160, which is equivalent to the same price per share at which the common shares of the Company are being sold for cash pursuant to the Agreement. The $1,118,160 is considered to be a non-reoccurring general and administrative expense.

E
The issuance of 100,000 warrants at an exercise price of $2.50 per share for a period of five years have been valued at $0.1124 per warrant utilizing the Black Scholls formula for determining the present value of the warrants issued. The $11,240 thus assigned to these warrants is considered to be a non-reoccurring general and administrative expense.

F
The net effect of the issuance of 15,213,000 shares of the Company’s common stock to acquire all of LIMI’s shares (93.75%) in Shenghuo China. The remaining 6.25% of Shenghuo China not being acquired is reflected as Minority Interests in the pro forma balance sheet. The reduction in the Stockholders’ Equity as a result of the Minority Interests is being allocated to Additional paid-in capital and Retained earnings (deficit).

G
The net effect of the Company owning 93.75% of Shenghuo China (rather than 100%) is presented as though the Agreement had taken effect at the beginning of each period presented. The 6.25% of Shenghuo China not owned by the Company is reflected as a reduction of Net Income and is represented as the Minority interest in income of subsidiaries for the periods presented.

H	Represents the number of common shares outstanding if the 100,000 warrants were exercised.

I
Purchase of 19% interests of Kunming Shenghuo Medicine Co., Ltd. and Kunming Shenghuo Importation & Exportation Co., Ltd on August 30, 2006 in exchange for cash of $274,780. The purchase of the minority interests were recognized at fair value which resulted in a reduction of long-lived assets.

(d) Exhibits:

2.1
Share Exchange Agreement, dated as of June 30, 2006, by and among the Registrant, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., and Lan’s Int’l Medicine Investment Co., Limited (incorporated by referenced from Exhibit 2.1 to the Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 28, 2006).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement, dated as of August 11, 2006, by and among the Registrant, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., and Lan’s Int’l Medicine Investment Co., Limited (incorporated by referenced from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2006).

2.1(b)
Amendment No. 2 to the Share Exchange Agreement, dated as of August 28, 2006, by and among the Registrant, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., and Lan’s Int’l Medicine Investment Co., Limited.

3.1
Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 29, 2005, and incorporated herein by reference).

3.2
Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 29, 2005, and incorporated herein by reference).

3.3	Articles of Merger Effecting Name Change.

10.1	Form of Subscription Agreement.

10.2	Employment Agreement dated December 3, 2004 by and between Gui Hua Lan and the Registrant (translated to English).

10.3	Employment Agreement dated December 3, 2004 by and between Feng Lan and the Registrant (translated to English).

10.4	Employment Agreement dated December 3, 2004 by and between Lei Lan and the Registrant (translated to English).

10.5	Employment Agreement dated December 3, 2004 by and between Qiong Hua Gao and the Registrant (translated to English).

10.6	Employment Agreement dated December 3, 2004 by and between Peng Chen and the Registrant (translated to English).

10.7	Employment Agreement dated December 3, 2004 by and between Zheng Yi Wang and the Registrant (translated to English).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated September 1, 2006.

21.1	List of Subsidiaries

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.

Dated: September 1, 2006	/s/ Gui Hua Lan
By: Gui Hua Lan
Its: Chief Executive Officer

EXHIBIT INDEX

2.1
Share Exchange Agreement, dated as of June 30, 2006, by and among the Registrant, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., and Lan’s Int’l Medicine Investment Co., Limited (incorporated by referenced from Exhibit 2.1 to the Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 28, 2006).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement, dated as of August 11, 2006, by and among the Registrant, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., and Lan’s Int’l Medicine Investment Co., Limited (incorporated by referenced from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2006).

2.1(b)
Amendment No. 2 to the Share Exchange Agreement, dated as of August 28, 2006, by and among the Registrant, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., and Lan’s Int’l Medicine Investment Co., Limited.

3.1
Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 29, 2005, and incorporated herein by reference).

3.2
Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 29, 2005, and incorporated herein by reference).

3.3	Articles of Merger Effecting Name Change.

10.1	Form of Subscription Agreement.

10.2	Employment Agreement dated December 3, 2004 by and between Gui Hua Lan and the Registrant (translated to English).

10.3	Employment Agreement dated December 3, 2004 by and between Feng Lan and the Registrant (translated to English).

10.4	Employment Agreement dated December 3, 2004 by and between Lei Lan and the Registrant (translated to English).

10.5	Employment Agreement dated December 3, 2004 by and between Qiong Hua Gao and the Registrant (translated to English).

10.6	Employment Agreement dated December 3, 2004 by and between Peng Chen and the Registrant (translated to English).

10.7	Employment Agreement dated December 3, 2004 by and between Zheng Yi Wang and the Registrant (translated to English).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated September 1, 2006.

21.1	List of Subsidiaries